   As filed with the Securities and Exchange Commission on October 27, 2000

                                                      Registration No. 333-29493
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                            -----------------------

                       POST-EFFECTIVE AMENDMENT NO. 4 TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                        under the Securities Act of 1933
                          ----------------------------

                          CORTEX PHARMACEUTICALS, INC.
                 (Name of small business issuer in its charter)

          Delaware                  2834                      33-0303583
     (State or jurisdiction    (Primary Standard           (I.R.S. Employer
     of incorporation or       Industrial Classification    Identification No.)
          organization)             Code Number)

               15241 Barranca Parkway, Irvine, California 92618
                                (949) 727-3157
         (Address and telephone number of principal executive offices and principal place of business)

        Vincent F. Simmon, Ph.D., President and Chief Executive Officer
               15241 Barranca Parkway, Irvine, California 92618
                                (949) 727-3157
           (Name, address and telephone number of agent for service)

                                  Copies to:

                              Nick E. Yocca, Esq.
                            Lawrence B. Cohn, Esq.
                        Stradling Yocca Carlson & Rauth
                     660 Newport Center Drive, Suite 1600
                        Newport Beach, California 92660
                                (949) 725-4000
                        -------------------------------

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:__________.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering:__________.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:__________.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:__________.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box:    X    .
                              ---------

                                                  CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                         Proposed Maximum     Proposed Maximum
       Title of Each Class of               Amount to be     Aggregate Offering      Aggregate Offering          Amount of
    Securities to be Registered            Registered (1)         Price(2)                Price               Registration Fee
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value $.001 per share     4,600,537 shares      $2.937                $13,511,777              $4,095*

====================================================================================================================================

/(1)/     The number of shares of Common Stock registered hereunder represents the Company's good faith estimate of the number of shares which may be issuable upon conversion of the Company's Series A Preferred Stock, the additional purchase rights or upon the exercise of warrants, as the case may be. Pursuant to Rule 416, the Registration Statement also covers an indeterminate number of additional shares of Common Stock which may become issuable upon conversion of the Series A Preferred Stock and the additional purchase rights by reason of reductions of the conversion price in accordance with the terms of the Certificate of Designation of Series A Preferred Stock.

/(2)/     The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), using the average of the high and low bid price for the Common Stock as reported on the Nasdaq SmallCap Market on June 16, 1997, which was $2.937 per share.

* Previously paid.

================================================================================

PROSPECTUS


[LOGO]

                         CORTEX PHARMACEUTICALS, INC.


                                 460,114 Shares of Common Stock
                                  (Par Value $0.001 Per Share)


     The stockholders listed in this Prospectus under the section entitled "Selling Stockholders" may offer and sell a total of 460,114 shares of our company's common stock, par value $0.001 per share (the "Common Stock"), which they own or have the right to acquire from time to time. The shares of Common Stock included in this offering consist of shares of Common Stock issuable upon exercise of warrants.

                            ----------------------

     The Selling Stockholders may sell the shares of Common Stock described in this Prospectus in public or private transactions, on or off the OTC Bulletin Board, at prevailing market prices, or at privately negotiated prices. The Selling Stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders. We will not receive any proceeds from the Selling Stockholders' sale of the shares of Common Stock. More information is provided in the section titled "Plan of Distribution."

                            ----------------------


     Our Common Stock is currently traded on the OTC Bulletin Board under the symbol "CORX."

                            ----------------------


    Investing in the Common Stock involves a high degree of risk. See "Risk Factors" beginning on page 5 of this Prospectus.


                            ----------------------


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ----------------------


               The date of this Prospectus is ________ __, 2000.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

     We "incorporate by reference" into this Prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus and information that we file subsequently with the SEC will automatically update this Prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934:

     -    Annual Report on Form 10-KSB for the year ended June 30, 2000.

     You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

                        Investor Relations
                        Cortex Pharmaceuticals, Inc.
                        15241 Barranca Parkway
                        Irvine, California  92618
                        (949) 727-3157

     This Prospectus constitutes part of a Registration Statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this Prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of the document.


                          FORWARD-LOOKING STATEMENTS

     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company's capital needs, drug development programs, clinical trials, receipt of regulatory approval, intellectual property, expectations and intentions. Forward-looking statements necessarily involve risks and uncertainties, and the Company's actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth under the section entitled "Risk Factors" and elsewhere in this Prospectus. You should carefully read the factors set forth in the section entitled "Risk Factors" and other cautionary statements made in this Prospectus and understand that those factors and statements are applicable to all related forward-looking statements wherever they appear in this Prospectus.

                              PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in the Common Stock. You should read the entire prospectus carefully.

Cortex Pharmaceuticals, Inc.

     We are a biopharmaceutical company located in Irvine, California. Our goal is to develop proprietary drugs designed to treat neurodegenerative diseases and other neurological and psychiatric disorders. We were formed in Delaware in 1987 and since that date, we have devoted our resources to research and development activities relating to several products that are at various developmental stages. We have several license agreements with various research institutions, which own approved and pending patents covering certain drugs and therapeutic technologies.

     Since 1993, we have focused our research and development on the AMPA receptor, a complex of proteins that is involved in most "excitatory" communication between nerve cells in the human brain. We are developing several chemical compounds, known as Ampakines(R), to enhance the activity of the AMPA receptor. We believe that Ampakines may effectively treat deficiencies brought on by a variety of diseases and disorders. In October 1994, we initiated human safety studies with CX516 (Ampalex(R)). CX516 is a drug that has shown potential for treating deficits of memory and cognition. These studies have involved healthy young adult and elderly volunteers and, more recently, patients with Alzheimer's disease and with schizophrenia. We are also investigating the use of Ampakines to treat other disorders, such as depression, mild cognitive impairment (MCI) and Attention Deficit Hyperactivity Disorder.

     We believe that the quality of our science and technology provides us with an advantage over our competitors in the discovery of innovative pharmaceuticals. We do not, however, have the resources or expertise for later-stage clinical development, manufacturing and worldwide marketing. Our commercial development plans therefore involve partnering with larger pharmaceutical companies for later-stage clinical testing, manufacturing and global marketing of our proposed products. If we are successful in the pursuit of this business strategy, we should be able to cover our costs over the next few years, to maintain our focus on the research and development of innovative pharmaceuticals and to eventually participate directly in the commercial development of our products in the United States. Currently, we are seeking collaborative or licensing arrangements with larger pharmaceutical companies that will permit our proprietary products to complete clinical development and that will provide access to the clinical trials management, manufacturing and marketing expertise of those companies.

     In January 1999, we entered an exclusive license agreement with NV Organon ("Organon") of the Netherlands. In return for an upfront payment, we issued Organon a license to develop and commercialize our proprietary Ampakine technology for the treatment of schizophrenia. We also issued Organon an option to explore the use of our Ampakines as a treatment for depression. We are entitled to receive up to $3,000,000 per year for two years from the agreement date, as long as we provide the agreed-upon levels of research. In May 2000, we achieved our first milestone under the agreement when Organon selected an Ampakine compound to pursue in Phase I clinical testing. We are entitled to receive additional milestone payments and royalty payments on any worldwide sales by Organon.

     In April 2000, we entered an exclusive option agreement with Shire Pharmaceuticals Group plc ("Shire") under which Shire will evaluate the use of our Ampakine CX516 for the treatment of Attention Deficit Hyperactivity Disorder ("ADHD"). In exchange for the option, we received $1,000,000 and issued 254,353 shares of common stock to Shire. If the study proves effective, Shire has the right to convert its option into an exclusive worldwide license for the Ampakines for ADHD under a negotiated development and licensing agreement. If Shire elects to execute this agreement, they will bear all future developmental costs. We would receive a license fee, research support for additional Ampakines and potential milestone payments and royalties on worldwide sales.

     In October 2000, we entered into a research collaboration and exclusive license agreements with Servier. The agreements will enable Servier to develop and commercialize Cortex's proprietary Ampakine technology for the treatment of declines in cognitive performance associated with aging and neurodegenerative diseases. The indications covered include, but are not limited to, Alzheimer's disease, Mild Cognitive Impairment, sexual dysfunction, multiple sclerosis and Lou Gehrig's disease. The agreement includes an up-front payment by Servier of $5,000,000, research support payments of up to $2,025,000 per year for three years and milestone payments, plus royalty payments on sales in licensed territories.

     Our offices and laboratories are located at 15241 Barranca Parkway, Irvine, California, 92618 and our telephone number is (949) 727-3157.

     We hold registered trademarks on the names Ampalex and Ampakine. This Prospectus also includes registered trademarks of other companies.


Risk Factors

An investment in the shares of Common Stock being offered by the Selling Stockholders is very risky. Information regarding the risks involved is provided in the section titled "Risk Factors."

Selected Financial Information

The following table depicts selected financial information concerning our business and operations and should be read in conjunction with the more detailed financial statements (including the notes thereto) appearing elsewhere in this Prospectus.

Statements of Operations Data:


                               Years ended June 30,

                                   2000          1999
                            -------------------------
Total revenues              $ 5,508,487   $ 3,151,407
Total operating expenses      5,711,259     4,781,334
                            -----------   -----------
Loss from operations           (202,772)   (1,629,927)
Interest income, net              5,370         8,477
                            -----------   -----------
Net loss                    $  (197,402)  $(1,621,450)
                            ===========   ===========
Weighted average common
 shares outstanding          15,795,595    13,407,945
                            -----------   -----------
Net loss per share          $     (0.01)  $     (0.12)
                            ===========   ===========


Balance Sheet Data:

                                        June 30,
                              ---------------------------
                                      2000           1999
                              ---------------------------

Total current assets          $  3,056,063   $    970,314

Total assets                     3,488,040      1,549,021

Total current liabilities        1,134,724      1,712,350

Accumulated deficit            (39,258,255)   (39,060,853)

Total stockholders' equity    $  2,353,316   $   (163,329)

Common shares outstanding       16,576,174     15,519,382

                                 RISK FACTORS

     Investing in the Common Stock being offered by the Selling Stockholders is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, in addition to the other information contained in this Prospectus before making an investment decision.

Need for Additional Funds

     Without further injections of capital, we anticipate that we have sufficient funds to maintain our operations through fiscal year 2002. We will require additional funds to continue our operations beyond that time. We cannot say with any amount of certainty that we will be able to obtain the additional needed funds on reasonable terms, or at all. If we decide to raise additional funds by issuing more of our securities, stockholders at the time of issuance will experience a dilution to the value of their securities.

     Should Shire elect to exercise its option to license the Ampakine technology for the treatment of ADHD, the negotiated agreement includes an up-front fee, research support payments, milestone payments and royalties on sales. Additional funds may result from milestone payments related to the Company's agreement with Organon and Servier. There is no assurance that Shire will exercise its license option or that Cortex will receive milestone payments from Organon or Servier within the desired time frame, or at all.

     If we are unable to obtain additional funds, we could lose our key employees and could be required to abandon one or more of our product development programs. In addition, we may be unable to meet our research spending obligations under existing licensing agreements and may be unable to continue our business operations.

     We are presently seeking collaborative or other arrangements with larger pharmaceutical companies to provide for both our immediate and longer-term funding requirements. These agreements would potentially provide us with additional funds in exchange for exclusive or non-exclusive license or other rights to the technologies and products that we are currently developing. Competition between biopharmaceutical companies for these types of arrangements is intense. Although we have been engaged in discussions with candidate companies for some time, we cannot give any assurance that these discussions will result in an agreement or agreements in a timely manner, or at all. Additionally, we cannot assure you that any resulting agreement will generate sufficient revenues to offset our operating expenses and longer-term funding requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Reliance on Organon and Servier

     We are dependent on future payments from Organon and Servier to continue the development and commercialization of our Ampakine technology. Under the agreement with Organon that we entered into in January 1999, we share the research efforts. Organon has primary responsibility for developing and commercializing Ampakines for use in the treatment of schizophrenia, with an option to extend the rights to the treatment of depression. The agreement provides an up-front payment by Organon of $2,000,000 and research support payments of up to $3,000,000 per year for two years (subject to us providing agreed-upon levels of research). The agreement also includes milestone payments, plus royalty payments on a worldwide basis. Cortex achieved the first milestone from the agreement in May 2000, which triggered a $2,000,000 payment to Cortex from Organon. Under the terms of the agreement, Organon has the right at any time to terminate the agreement upon four months' prior notice. In addition, Organon has the right to terminate the research and development related to the agreement upon 30 days' prior notice in the event that we materially breach the agreement and do not cure the breach within 60 days of receipt of a notice of breach from Organon. If Organon were to discontinue its financial support, we might not be able to continue the development of our Ampakine technology as a potential treatment for patients with schizophrenia.

     Under the agreement with Servier that we entered into in October 2000, we share the research efforts. Servier has primary responsibility for developing and commercializing Ampakines for use in the treatment of memory impairment associated with aging, and of neurodegenerative diseases such as Alzheimer's disease. The agreement includes an up-front payment of $5,000,000 and research support payments of up to $2,025,000 per year for three years (subject to us providing agreed-upon levels of research). The agreement also includes milestone payments, plus royalty payments on sales in licensed territories. Under the terms of the agreement, Servier has the right to terminate the agreement in the case of a merger or acquisition involving Cortex and a third party. Servier also has the right to terminate the agreement upon six months' prior notice at any time after the research phase of the collaboration. The agreement defines the research phase as a minimum of three years. In addition, Servier has the right to terminate the research and development related to the agreement in the event that we materially breach the agreement. If Servier were to discontinue its financial support, we might not be able to continue the development of our Ampakine technology for the applications licensed to Servier and our financial condition could be seriously impaired. See "Description of Business;" "Management's Discussion and Analysis of Financial Condition and Results of Operations."

History of Losses

     Since our formation on February 10, 1987 through June 30, 2000, we have generated only modest operating revenues and we have incurred net losses aggregating $37,226,000. As of June 30, 2000, we had an accumulated deficit of $39,258,000. We will require substantial additional funds to advance our research and development programs, particularly if we decide to independently conduct later-stage clinical testing and apply for regulatory approval of any of our proposed products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

Dependence on Strategic Alliances and Third Parties for Clinical Testing, Manufacturing and Marketing

     We do not have the resources, and do not presently intend, to conduct later-stage human clinical trials or to manufacture our proposed products. Therefore, in addition to our agreements with Organon, Shire and Servier, we are seeking other pharmaceutical company partners to conduct such activities for most or all of our proposed products. In connection with our efforts to secure corporate partners, we will seek to retain certain co-promotional rights to our proposed products. These co-promotional rights will allow us to market our products to selected medical specialists while our corporate partner markets our products to the general medical market. We cannot assure you that we will be able to enter into any partnering arrangements on this or any other basis. In addition, we cannot assure you that we, Organon, Shire, Servier or our prospective corporate partners, can successfully introduce our proposed products. We also face the risks that our products will be rejected by patients, health care providers or insurance companies, or that our products cannot be manufactured and marketed at prices that would permit us to operate profitably. See "Business."

Technological Uncertainty; Early Stage of Product Development; No Assurance of Regulatory Approvals

     We cannot assure you that our research and development activities will enable us to produce any products able to withstand competition. Our development of each product is subject to the risks of failure commonly experienced in the development of products based upon innovative technologies and the expense and difficulty of obtaining approvals from regulatory agencies. All of our proposed products are in the preclinical or early clinical stage of development and will require significant additional funding for research, development and clinical testing before we are able to submit them to any of the regulatory agencies for clearances for commercial use. We cannot assure you that we will be able to license any technologies or proposed products, other than those licensed to Organon or Servier. We cannot assure you that we will be able to complete successfully any of our research and development activities. Even if we do complete them, we cannot assure you that we will be able to market successfully any of the products or that we will be able to obtain the necessary regulatory approvals or that customers will like our products. We also face the risk that any or all of our products will not work as intended or that they will be toxic, or that, even if they do work and are safe, that our products will be uneconomical to manufacture and market on a large scale. We also face the risk that the rights of other persons or entities will stop us from marketing any of our products or that other persons or entities might develop and market a superior or equivalent product. Due to the extended testing and regulatory review process required before we can obtain marketing clearance, we do not expect to be able to commercialize any therapeutic drug for at least five years, either directly or through our corporate partners or licensees. See "Business."

Limited Proprietary Rights; Uncertainty Associated With Patent Protection

     Under our agreements with the Regents of the University of California, we have exclusive rights to our Ampakine compounds for all applications. These rights are secured by patents or patent applications owned wholly by others or by others as co-owners with us. Our existing agreements require us to make certain minimum annual payments, meet certain milestones or diligently seek to commercialize the underlying technology. Our failure to meet any of these requirements could allow the other party to terminate that particular agreement.

     Our success will depend, in part, on our ability to get patent protection for our products and processes in the United States and elsewhere. We have filed and intend to continue to file patent applications as we need them. We cannot assure you, however, that any additional patents will issue from any of these applications or, if patents do issue, that the claims allowed will be sufficiently broad to protect our technology. Also, we cannot assure you that any patents issued to us or licensed by us can withstand challenges made by others or that we will be able to protect our rights.

     If we are unable to obtain sufficient protection of our proprietary rights in our products or processes prior to or after obtaining regulatory clearances, our competitors may be able to obtain regulatory clearance and market competing products by demonstrating the equivalency of their products to our products. If they are successful at demonstrating the equivalency between the products, our competitors would not have to conduct the same lengthy clinical tests that we have conducted.

     We also rely on trade secrets and confidential information that we try to protect by entering into confidentiality agreements with other parties. We cannot assure you that any of the confidentiality agreements will be honored, or, if breached, that we would have enough remedies to protect the confidential information. Further, we cannot assure you that our competitors will not independently learn our trade secrets or develop similar or superior technologies. To the extent that our consultants, key employees or others apply technological information independently developed by them or by others to our projects, disputes may arise regarding the proprietary rights to such information. We cannot assure you that such disputes will be resolved in favor of the Company. See "Business -- Patents and Proprietary Rights."

Shares Eligible for Future Sale; Dilution

     If all outstanding warrants and options are exercised prior to their expiration, approximately 2.6 million additional shares of Common Stock could become freely tradable without restriction. A total of 7,346 shares of Common Stock are issuable upon conversion of currently outstanding 9% Preferred Stock and Series B Preferred Stock. On issuance such shares will be freely tradable. Sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price of the Common Stock. See "Description of Securities."

Intense Competition

     Our business is characterized by intensive research efforts. Our competitors include many companies, research institutes and universities that are working in a number of pharmaceutical or biotechnology disciplines to develop therapeutic products similar to those we are currently investigating. Most of these competitors have substantially greater financial, technical, manufacturing, marketing, distribution and/or other resources than us. In addition, many of our competitors have experience in performing human clinical trials of new or improved therapeutic products and obtaining approvals from the FDA and other regulatory agencies. We have no experience in conducting and managing later-stage clinical testing or in preparing applications necessary to obtain regulatory approvals. Accordingly, it is possible that our competitors may succeed in developing products that are safer or more effective than those that we are developing and may obtain FDA approvals for their products faster than we can. We expect that competition in this field will continue to intensify. See "Business--Competition."

Dependence Upon Key Personnel

     We are highly dependent upon key management and technical personnel. Competition for qualified employees among pharmaceutical and biotechnology companies is intense. The loss of any of our key management or technical personnel, or our inability to attract, retain and motivate the additional highly-skilled employees and consultants that our business requires, could substantially hurt our business and prospects. We cannot assure you that we will be able to retain our existing personnel or attract additional qualified employees when we need them. See "Business" and "Management."

Dependence on Relationships with Consultants and the University of California, Irvine

     We depend upon our relationships with academic consultants, particularly Dr. Gary S. Lynch of the University of California, Irvine ("UCI"). Dr. Lynch plays a role in guiding our research. In addition, we sponsor preclinical research in Dr Lynch's laboratories at UCI that is part of our product development and corporate partnering profile. If our relationship with Dr. Lynch or UCI was disrupted, our AMPA receptor research program could be adversely affected. Our agreements with Dr. Lynch and our other consultants are generally terminable by the consultant on short notice. See "Management."

Government Regulation

     The FDA and other similar agencies in foreign countries have substantial requirements for therapeutic products. Such requirements often involve lengthy and detailed laboratory, clinical and post-clinical testing procedures. It often takes companies many years to satisfy these requirements, depending on the complexity and novelty of the product. The review process is also extensive which may delay the approval process even more. As of yet, we have not obtained any approvals to market our products. Further, we cannot assure you that the FDA or other regulatory agency will grant us approval for any of our products on a timely basis, if at all. Even if regulatory clearances are obtained, a marketed product is subject to continual review, and later discovery of previously unknown problems may result in restrictions on marketing or withdrawal of the product from the market. See "Business--Government Regulation."

Lack of Listing on an Exchange or on the Nasdaq System; Restrictions on Our
Stock

     Our Common Stock is not listed on any exchange or on the Nasdaq System. Our Common Stock is reported on the OTC Bulletin Board. Because our shares are not listed on any exchange or on the Nasdaq System, they are subject to the regulations regarding trading in "penny stocks," which are those securities trading for less than $5.00 per share. The following is a list of the restrictions on the sale of penny stocks:

     . Prior to the sale of penny stock by a broker-dealer to a new purchaser, the broker-dealer must determine whether the purchaser is suitable to invest in penny stocks. To make that determination, a broker-dealer must obtain, from a prospective investor, information regarding the purchaser's financial condition and investment experience and objectives. Subsequently, the broker-dealer must deliver to the purchaser a written statement setting forth the basis of the suitability finding.

     . A broker-dealer must obtain from the purchaser a written agreement to purchase the securities. This agreement must be obtained for every purchase until the purchaser becomes an "established customer."

     . The Exchange Act requires that prior to effecting any transaction in any penny stock, a broker-dealer must provide the purchaser with a "risk disclosure document" that contains, among other things, a description of the penny stock market and how it functions and the risks associated with such investment. These disclosure rules are applicable to both purchases and sales by investors.

     . A dealer that sells penny stock must send to the purchaser, within ten days after the end of each calendar month, a written account statement including prescribed information relating to the security.

As a result of our securities not being listed on an exchange or the Nasdaq System and the rules regarding penny stock transactions, your ability to sell to a third party may be limited. We make no guarantee that our current market-makers will continue to make a market in our securities, or that any market for our securities will continue.

Product Liability and Insurance

     Clinical testing, manufacturing and marketing of our products may expose us to product liability claims. Although we have never been subject to a product liability claim, we cannot assure you that there will not be any claims brought against us in the future. Further, we cannot assure you that the coverage limits of our insurance policies will be adequate or that one or more successful claims brought against us would not have a material adverse effect upon our business, financial condition and results of operations.

Volatility of Stock Price

     We are in the biopharmaceutical industry and the market price of securities of life sciences companies in general has been very unpredictable. See "Market for Common Equity and Related Stockholder Matters." Announcements by us or our competitors concerning technological innovations, new products, proposed governmental regulations or actions, developments or disputes relating to patents or proprietary rights, public concern over the safety of therapeutic products and other factors that affect the market generally could significantly impact our business and the market price of our securities.

Dividends

     Since our formation in 1987, we have not paid cash dividends on our Common Stock. We do not anticipate paying any dividends on our Common Stock in the future. Furthermore, the terms of the 9% Preferred Stock do not allow for the payment of cash dividends unless we have paid the accrued and unpaid dividends on the 9% Preferred Stock in full. As of June 30, 2000, accrued and unpaid dividends on the 9% Preferred Stock were $25,988. See "Dividend Policy."

Anti-Takeover Provisions

     Certain provisions of our Certificate of Incorporation could make it more difficult for a third party to acquire control of our business, even if such change in control would be beneficial to our stockholders. Our Certificate of Incorporation allows our Board of Directors to issue up to 549,100 shares of preferred stock without stockholder approval. Any such issuance could make it more difficult for a third party to acquire our business and may adversely affect the rights of our stockholders. See "Description of Securities."

                                USE OF PROCEEDS

We will not receive any of the proceeds from the Selling Stockholder's sale of their shares of Common Stock.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock (OTC symbol: CORX) is not currently listed on any exchange or on the Nasdaq System, but is reported on the OTC Bulletin Board. Prior to March 17, 1999, the Company's Common Stock was listed on the Nasdaq SmallCap Market. The following table presents quarterly information on the high and low sale prices of the Common Stock for the fiscal years ended June 30, 2000 and 1999.

                                                         High      Low
                                                         -----     ---

    Fiscal Year ending June 30, 2001

    Second Quarter (through October 26, 2000)............ $   3-5/8 $ 2-13/16
    First Quarter........................................     4-1/2   2-15/32

    Fiscal Year ending June 30, 2000

    Fourth Quarter....................................... $  5-1/16 $   2-1/4
    Third Quarter........................................     8-1/8     11/16
    Second Quarter.......................................       7/8     21/32
    First Quarter........................................    1-1/32     19/32

    Fiscal Year ended June 30, 1999

    Fourth Quarter....................................... $ 1-27/32 $    9/32
    Third Quarter........................................     15/16       1/4
    Second Quarter.......................................     1-3/8      9/32
    First Quarter........................................     2-1/8        1


     Information for the periods referenced above has been furnished by Nasdaq and the OTC Bulletin Board. The quotations furnished by the OTC Bulletin Board reflect inter-dealer prices, without mark-up, mark-down or commission and may not represent actual transactions.

     As of September 30, 2000, there were 573 stockholders of record of the Company's Common Stock, and approximately 8,300 beneficial owners. The high and low sale prices for the Company's Common Stock on October 26, 2000, as reported by the OTC Bulletin Board, were $ 3-1/4 and $ 2-7/8, respectively.


                                DIVIDEND POLICY

     The Company has never paid cash dividends on its Common Stock and does not anticipate paying such dividends in the foreseeable future. The Company currently intends to retain any future earnings for use in the Company's business. The outstanding shares of 9% Preferred Stock bear a fixed dividend of $0.09 per share per annum, which accrues in equal semi-annual installments on June 15th and December 15th of each year, which dividends must be paid in full before any dividends can be paid on the Common Stock. As of September 30, 2000, accrued and unpaid dividends on the 9% Preferred Stock were $25,988. The payment of future dividends, if any, will be determined by the Board of Directors in light of conditions then existing, including the Company's financial condition and requirements, future prospects, restrictions in financing agreements, business conditions and other factors deemed relevant by the Board of Directors.

                                CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 2000. This table should be read in conjunction with the financial statements (including the notes thereto) appearing elsewhere in this Prospectus.

                                                                                 June 30, 2000 (1)
                                                                                 -------------
          Stockholders' equity:
               9% cumulative convertible preferred stock,
                    $0.001 par value; $1.00 per share liquidation
                    preference; authorized: 1,250,000 shares;
                    issued and outstanding: 27,500 shares                         $     27,500
               Series B convertible preferred stock, $0.001 par
                    value; $0.6667 per share liquidation preference;
                    authorized: 3,200,000 shares; issued and
                    outstanding: 37,500 shares                                          21,703
               Common stock, $0.001 par value; authorized:
                    30,000,000 shares; issued and outstanding:
                    16,576,174 shares                                                   16,575
               Deferred compensation                                                   (92,000)
               Additional paid-in capital                                           41,637,793
               Accumulated deficit                                                 (39,258,255)
                                                                                  ------------

          Total stockholders' equity and total capitalization                     $  2,353,316
                                                                                  ============

          ___________________________

          (1) Excludes an aggregate of approximately 2.6 million shares of Common Stock reserved for issuance upon possible exercise of outstanding warrants and options and an aggregate of 7,346 shares of Common Stock reserved for issuance upon conversion of outstanding 9% Cumulative Convertible Preferred Stock and Series B Convertible Preferred Stock. See "Description of Securities" and Notes 3, 4 and 6 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

     The selected financial data presented below for the fiscal years ended and as of June 30, 2000 and 1999 are derived from and should be read in conjunction with the more detailed financial statements (including the notes thereto) of the Company, which have been audited by Ernst & Young LLP, independent auditors, whose report thereon is included elsewhere herein and in the Registration Statement. The selected financial data for the years ended and as of June 30, 1998, 1997 and 1996 are derived from audited financial statements that are not included in this Prospectus.


  Statements of Operations Data:

                                                            Years ended June 30,
                                  -------------------------------------------------------------------
                                         2000          1999          1998          1997          1996
                                  -------------------------------------------------------------------
  Operating revenues:
    Research/license revenue      $ 5,369,488   $ 3,051,406   $   130,000   $        --   $        --
    Grant revenue                     138,999       100,001            --            --            --
                                  -----------   -----------   -----------   -----------   -----------
      Total operating revenues      5,508,487     3,151,407       130,000            --            --
                                  -----------   -----------   -----------   -----------   -----------

   Operating expenses:

    Research & development          3,896,627     3,379,732     4,007,466     3,376,284     2,677,577
    General & administrative        1,814,632     1,401,602     1,584,369     1,709,320     1,643,732
                                  -----------   -----------   -----------   -----------   -----------
      Total operating expenses      5,711,259     4,781,334     5,591,835     5,085,604     4,321,309
                                  -----------   -----------   -----------   -----------   -----------
  Loss from operations               (202,772)   (1,629,927)   (5,461,835)   (5,085,604)   (4,321,309)
  Interest income, net                  5,370         8,477       203,875       155,624       163,062
                                  -----------   -----------   -----------   -----------   -----------
  Net loss                        $  (197,402)  $(1,621,450)  $(5,257,960)  $(4,929,980)  $(4,158,247)
                                  ===========   ===========   ===========   ===========   ===========
  Weighted average common
    shares outstanding             15,795,595    13,407,945     9,575,663     8,252,047     6,532,884
                                  ===========   ===========   ===========   ===========   ===========
  Net loss per share              $     (0.01)  $     (0.12)  $     (0.55)  $     (0.83)  $     (0.64)
                                  ===========   ===========   ===========   ===========   ===========

  ______________________________

Balance Sheet Data:

                                                                  June 30,
                              ------------------------------------------------------------------------
                                      2000           1999           1998           1997           1996
------------------------------------------------------------------------------------------------------
Working capital               $  1,921,339   $   (742,036)  $  1,698,277   $  7,004,298   $  3,849,649
Total assets                     3,488,040      1,549,021      2,874,846      8,333,307      5,013,920
Total liabilities                1,134,724      1,712,350      1,445,550      1,728,300      1,369,157
Redeemable preferred stock              --             --      2,460,450      3,936,720             --
Accumulated deficit            (39,258,255)   (39,060,853)   (37,439,403)   (32,181,443)   (25,359,298)
Stockholders' equity          $  2,353,316   $   (163,329)  $ (1,031,154)  $  2,668,287   $  3,644,763

Common shares outstanding       16,576,174     15,519,382     10,237,126      9,394,249      7,495,576

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this report and 'Management's Discussion and Analysis of Financial Condition and Results of Operations' in the Company's 2000 Annual Report on Form 10-KSB.

Introductory Note

     This discussion and analysis contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbors created thereby. These forward-looking statements relate to (i) future research plans and expenditures,
(ii) potential collaborative arrangements, and (iii) the need for, and availability of, additional financing.

     The forward-looking statements included herein are based on current expectations that involve a number of risks and uncertainties. These forward-looking statements are based on assumptions regarding the Company's business and technology, which involve judgments with respect to, among other things, future scientific, economic and competitive conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there is no assurance that the results contemplated in forward-looking statements will be realized and actual results may differ materially. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved.


Results of Operations

     From inception (February 10, 1987) through June 30, 2000, the Company's revenue has consisted of (i) $12,151,000 of license fees and research and development funding, (ii) net interest income aggregating $1,707,000 and (iii) $334,000 of grant revenue.

     In January 1999, the Company entered into a research collaboration and exclusive worldwide license agreement with NV Organon ("Organon"), a pharmaceutical business unit of Akzo Nobel (The Netherlands). The agreement will allow Organon to develop and commercialize the Company's proprietary
Ampakine(R) technology for the treatment of schizophrenia and, upon Organon's election, for the treatment of depression. In connection with the agreement, during the year ended June 30, 1999, the Company received an up-front payment of $2,000,000 and research support of $1,150,000. During the year ended June 30, 2000, the Company received research support of $3,368,000, reimbursement for study drug of $75,000 and a milestone payment of $2,000,000 from its agreement with Organon. The milestone was triggered by Organon's selection of a compound to pursue in Phase I clinical testing.

     Subsequent to June 30, 2000, the Company received further research support of $735,000. The agreement includes research support of up to $3,000,000 per research year for two years (subject to Cortex providing agreed-upon levels of research personnel) and milestone payments, plus royalty payments on worldwide sales.

     In April 2000, the Company entered into an option agreement with Shire Pharmaceuticals Group, plc ("Shire") under which Shire will evaluate the use of the Company's Ampakine CX516 for the treatment of Attention Deficit Hyperactivity Disorder ("ADHD"). In exchange for the option, Cortex received $130,000 and issued to Shire 254,353 shares of common stock for $870,000. Shire will be responsible for all costs associated with the clinical trial.

     If the study proves effective, Shire has the right to convert its option into an exclusive worldwide license for the Ampakines for ADHD under a development and licensing agreement. Should Shire elect to execute this agreement, Shire will bear all future developmental costs. Cortex would receive an up-front fee, milestone payments based upon successful clinical and commercial development, research support for additional Ampakines and royalties on sales.

     In October 2000, the Company entered into a research collaboration and exclusive license agreement with Les Laboratoires Servier ("Servier"). The agreement will allow Servier to develop and commercialize the Company's Ampakine technology for the treatment of declines in cognitive performance associated with aging and neurodegenerative diseases. The indications covered include, but are not limited to, Alzheimer's disease, Mild Cognitive Impairment, sexual dysfunction, multiple sclerosis and Lou Gehrig's disease. The agreement includes an up-front payment by Servier of $5,000,000 and research support payments of up to $2,025,000 per year for three years (subject to Cortex providing agreed-upon levels of research personnel). The agreement also includes milestone payments, plus royalty payments on sales in licensed territories.

     From inception (February 10, 1987) through June 30, 2000, the Company sustained losses aggregating $37,226,000. Due to projected fluctuations in funding, continuing losses are possible over the next several years, as the Company's ongoing operating expenses will only be offset, if at all, by research support payments and possible milestone payments from its research collaborations with Organon and Servier, by possible payments on exercise of its option agreement with Shire, or under planned strategic alliances that the Company is seeking with other pharmaceutical companies for the clinical development, manufacturing and marketing of its products. The nature and timing of payments to Cortex under the Organon, Servier and Shire agreements or other planned strategic alliances, if and when entered into, are likely to significantly affect the Company's operations and financing activities and to produce substantial period-to-period fluctuations in reported financial results. Over the longer term, the Company will require successful commercial development of its products by Organon, Servier, Shire or its other prospective partners to attain sustained profitable operations from royalties or other product-based revenues.

The Company believes that inflation and changing prices have not had a material impact on its ongoing operations to date.

Fiscal Years ended June 30, 2000 and 1999

     For the year ended June 30, 2000, the Company's loss from operations was $203,000 compared to a loss from operations of $1,630,000 for the prior year, with the improvement attributable to increased revenues from the research collaboration with Organon.

     Research and development expenses increased to $3,897,000, or by 15%, during the year ended June 30, 2000 compared to the prior year. Most of the increase related to additional scientific personnel dedicated to the Organon alliance.

     General and administrative expenses were $1,815,000 for the year ended June 30, 2000, increasing 29% from the prior year. Most of the increase represents non-cash charges for the estimated value of warrants issued with a restructured note payable agreement. The increase also includes consulting fees related to business development.


Plan of Operation; Liquidity and Capital Resources

     Cortex has funded its organizational and research and development activities to date primarily from the issuance of equity securities, with net proceeds from inception (February 10, 1987) through June 30, 2000 aggregating $38,516,000. An additional $3,600,000 in research and license payments was received from Alkermes in 1992 and 1993 in connection with a development and license agreement with that firm (see Note 7 of Notes to Financial Statements). Net interest income from inception through June 30, 2000 was $1,707,000.

     During the year ended June 30, 2000, the Company received $5,443,000 related to its research and licensing agreement with Organon (See Note 5 of Notes to Financial Statements). The amount received includes research support and a $2,000,000 milestone payment triggered by Organon's selection of an Ampakine compound to pursue in Phase I clinical testing. Subsequent to June 30, 2000, the Company received $735,000 of additional research support from Organon, with the final scheduled support payment expected to be $550,000. The agreement includes additional milestone payments based on clinical development of the licensed technology and royalties on worldwide sales.

     As of June 30, 2000, the Company had cash, cash equivalents and short-term investments totaling $2,705,000 and working capital of $1,921,000. As of June 30, 1999, the Company had cash, cash equivalents and short-term investments of $909,000 and a working capital deficit of $742,000. The increases reflect the full-year of research support received from Organon and the option fee received from Shire. The improvement in working capital also reflects the payment of the note and accrued interest due to Alkermes.

     In connection with the settlement of a license dispute (see Note 7 of Notes to Financial Statements), in October 1995 the Company issued to Alkermes a $1,000,000 three-year promissory note accruing interest semi-annually at the then federal funds rate. The Company also agreed to pay Alkermes a graduated royalty on calpain inhibitor development proceeds, as defined and subject to certain limitations. The terms of the note were subsequently restructured a number of times, with Cortex issuing warrants to Alkermes in exchange for such restructured agreements. With the proceeds from the exercise of warrants to purchase shares of Cortex common stock, during the month of March 2000, the Company paid Alkermes the remaining balance of principal and interest. The warrants exercised were previously issued in connection with the Company's private placement of Series A Preferred Stock in June 1997.

     The Company leases approximately 30,000 square feet of research laboratory, office and expansion space under an operating lease that expires May 31, 2004. The commitments under the lease agreement for the years ending June 30, 2001, 2002, 2003 and 2004 are $262,000, $274,000, $358,000 and $343,000, respectively.
From inception (February 10, 1987) through June 30, 2000, net expenditures for furniture, equipment and leasehold improvements aggregated $2,249,000.

     As of June 30, 2000, Cortex had 27,500 outstanding shares of 9% cumulative convertible preferred stock, which accrue cumulative semi-annual dividends at an annual rate of $0.09 per share. To conserve capital for operations, the Company has elected not to distribute the dividends that have accrued since 1989. Accrued and unpaid dividends as of June 30, 2000 were $25,988.

     Over the next twelve months the Company is committed to $496,000 for sponsored research in academic laboratories. Remaining commitments for Phase I/IIa clinical studies on the Company's Ampakine compounds are not significant.

     As of June 30, 2000, Cortex had 23 full-time employees. This amount includes an increase in the Company's research staff, in response to the agreement with Organon. Neither significant investments in plant or equipment nor increases to staffing levels are contemplated under current spending plans for the upcoming fiscal year.

     In October 2000, the Company entered into a research collaboration and exclusive license agreement with Servier. The agreement will enable Servier to develop and commercialize the Company's Ampakine technology for the treatment of memory impairment associated with aging and neurodegenerative diseases such as Alzheimer's disease. In connection with the agreement, the Company will receive an up-front payment of $5,000,000. The agreement includes research support of up to $2,025,000 per year for three years, milestone payments and royalty payments on sales in licensed territories.

     Cortex anticipates that its cash and cash equivalents -- and the scheduled research support payments from its agreements with Organon and Servier -- will be sufficient to satisfy the Company's capital requirements through June 30, 2002. Additional funds will be required to continue operations beyond that time. Should Shire elect to exercise its option to license the Ampakine technology for the treatment of ADHD, the negotiated agreement includes an up-front fee, research support payments, milestone payments and royalties on sales. Cortex may also receive milestone payments from the Organon and Servier agreements. There is no assurance that Shire will exercise its license option or that the Company will receive milestone payments from Organon or Servier within the desired timeframe, or at all. See "Risk Factors -- Need for Additional Capital."

     In order to provide for both its immediate and longer-term spending requirements, the Company is presently seeking collaborative or other arrangements with larger pharmaceutical companies. Under these agreements, it is intended that such companies would provide additional capital to the Company in exchange for exclusive or non-exclusive license or other rights to certain of the technologies and products the Company is developing. Competition for such arrangements is intense, however, with a large number of biopharmaceutical companies attempting to secure alliances with more established pharmaceutical companies. Although the Company has been engaged in discussions with candidate companies, there is no assurance that an agreement or agreements will arise from these discussions in a timely manner, or at all, or that revenues that may be generated thereby will offset operating expenses sufficiently to reduce the Company's short and longer-term funding requirements.

     Because there is no assurance that the Company will secure additional corporate partnerships, the Company may raise additional capital through the sale of debt or equity securities. There is no assurance that funds will be available on favorable terms, or at all. If equity securities are issued to raise additional funds, dilution to existing shareholders is likely to result.

     The Company's proposed products are in the preclinical or early clinical stage of development and will require significant further research, development, clinical testing and regulatory clearances. They are subject to the risks of failure inherent in the development of products based on innovative technologies. These risks include the possibilities that any or all of the proposed products will be found to be ineffective or toxic, or otherwise fail to receive necessary regulatory clearances; that the proposed products, although effective, will be uneconomical to market; that third parties may now or in the future hold proprietary rights that preclude the Company from marketing them; or that third parties will market superior or equivalent products. Accordingly, the Company is unable to predict whether its research and development activities will result in any commercially viable products or applications. Further, due to the extended testing and regulatory review process required before marketing clearance can be obtained, the Company does not expect to be able to commercialize any therapeutic drug for at least five years, either directly or through its prospective corporate partners or licensees. There can be no assurance that the Company's proposed products will prove to be safe or effective or receive regulatory approvals that are required for commercial sale. See "Risk Factors."

                                   BUSINESS

Overview

     Cortex Pharmaceuticals, Inc. ("Cortex" or the "Company") was organized in 1987 to engage in the discovery, development and commercialization of innovative pharmaceuticals for the treatment of neurodegenerative diseases and other neurological and psychiatric disorders. Since 1993, the primary effort at Cortex has been centered on developing products that affect the AMPA-type glutamate receptor, a complex of proteins that is involved in most "excitatory" communication between nerve cells in the human brain. Cortex is developing a family of chemical compounds, known as Ampakines/a/, that enhance the activity of this receptor. Cortex believes that Ampakines hold promise for correcting deficits brought on by a variety of diseases and disorders that are known, or thought, to involve depressed functioning of pathways in the brain that use glutamate as a neurotransmitter.

     The Ampakine program addresses large potential markets. The Company's commercial development plan involves partnering with larger pharmaceutical companies for research, development, clinical testing, manufacturing and global marketing of many of its proposed products. The Company may retain the right to eventually market or co-promote Ampakines for selected indications in the United States. If the Company is successful in the pursuit of this partnering strategy, it may be in a position to contain its costs over the next few years, to maintain its focus on the research and early development of novel pharmaceuticals (where it believes that it has the ability to compete) and eventually to participate more fully in the commercial development of its proposed products in the United States.

     In January 1999, the Company entered a research collaboration and exclusive worldwide license agreement with NV Organon ("Organon"), a subsidiary of Akzo Nobel (The Netherlands). The agreement will enable Organon to develop and commercialize the Company's Ampakine technology for the treatment of schizophrenia and, upon Organon's election, for the treatment of depression. In April 2000, the Company entered into an option agreement with Shire Pharmaceuticals, plc ("Shire") under which Shire will evaluate the use of the Company's Ampakine CX516 for the treatment of Attention Deficit Hyperactivity Disorder ("ADHD"). In October 2000, the Company entered into a research collaboration and license agreement with Les Laboratoires Servier ("Servier"). The agreements will allow Servier to develop and commercialize the Company's Ampakine technology as a treatment for memory impairment associated with aging and neurodegenerative diseases. The indications covered include, but are not limited to, Alzheimer's disease, Mild Cognitive Impairment, sexual dysfunction, multiple sclerosis and Lou Gehrig's disease.

     Cortex continues to seek collaborative or licensing arrangements with other pharmaceutical companies. These arrangements may permit other applications of the Ampakines to be advanced into later stages of clinical development and may provide access to the extensive clinical trials management, manufacturing and marketing expertise of such companies. The Company may not be able to secure such arrangements on favorable terms, or at all, and its products may not be successfully developed and approved for marketing by government regulatory agencies.

In the fiscal years ended June 30, 2000 and 1999, the Company's expenditures on research and development were $3,896,627 and $3,379,732, respectively, with the increase attributable to expenses related to the alliance with Organon.

AMPA Receptor Program

     In June 1993, Cortex licensed a new class of compounds -- the Ampakines -- from the University of California. Cortex has subsequently been working to develop and patent new Ampakine molecules and to demonstrate efficacy and safety in a number of potential indications. Ampakines facilitate the activity of the AMPA receptor, which binds the neurotransmitter glutamate. The Ampakines interact in a highly specific manner with the AMPA receptor in the brain, lowering the amount of neurotransmitter required to generate a response, and increasing the magnitude of the response to any given amount of glutamate. It is hoped that this selective amplification of the normal glutamate signal will eventually find utility in the treatment of neurological diseases and disorders characterized by depressed functioning of brain pathways that utilize glutamate as a neurotransmitter.

     It is well known that synaptic connections, including those that utilize glutamate, decline with age. Thus, disorders such as mild cognitive impairment associated with aging may be amenable to treatment with Ampakines. Two prominent diseases that may benefit from AMPA receptor-directed therapeutics are Alzheimer's disease and schizophrenia. A recently completed study with Ampakines in patients with schizophrenia indicated improvement in a number of symptoms also common to patients with ADHD. Additionally, the Company and its collaborators have obtained encouraging preliminary results in animal models of depression, sexual dysfunction and depressed endocrine function.

Deficits of Memory and Cognition -- Mild Cognitive Impairment and Alzheimer's Disease

     Impairment of memory and cognition is a serious health care problem that is growing as the elderly population continues to increase. While not fatal (except when associated with diseases such as Alzheimer's disease), the incidence and prevalence of cognitive deficits increase inexorably with age. Many elderly individuals are confined to nursing homes because of psychological disorientation and functional difficulties. Pharmaceuticals to alleviate deficits in memory and cognition could potentially enable these elderly individuals to remain independent longer. Cognitive deficit is also associated with a number of other neurodegenerative diseases, including multiple sclerosis, Amyotrophic Lateral Sclerosis and Huntington disease.

     Although disease and physiological malfunctions are thought to be the fundamental cause of severe mental decline, age itself is a contributory factor, with the human brain losing about 10% of its weight over a normal life span. In the cerebral cortex, a great deal of the communication between neurons is mediated by receptors for the neurotransmitter glutamate, including a subtype known as the AMPA receptor. AMPA receptors and synapses decline in number with aging, on average by 25-30% between the ages of 25 and 65, making it more difficult for information to pass through and between areas of the cerebral cortex. Therefore a potential corrective approach to alleviate age-related cognitive deficits is to enhance the activity of the remaining functional AMPA receptors. Ampakines amplify glutamate currents and have been shown to alleviate memory deficits in experiments in both elderly animals and humans.

     Patients with mild cognitive impairment ("MCI") represent the earliest clinically-defined group with memory impairment beyond that expected for normal individuals of the same age and education, but such patients do not meet the clinical criteria for Alzheimer's disease. It is estimated that each year, approximately 15% to 20% of patients with MCI will progress to Alzheimer's disease.

     Alzheimer's disease is the best known destroyer of memory, currently afflicting some four million Americans. With the aging of our population, the number of people in the U.S. with Alzheimer's disease is expected to double over the next two decades unless a treatment is found. According to the Alzheimer's Association, Alzheimer's disease is already the third most expensive disease in the U.S. (after heart disease and cancer), with an estimated annual cost to society of $100 billion and a lifetime cost per patient of $174,000. The impact of an effective treatment, even a symptomatic one, would be enormous.

     It is in the early stages of Alzheimer's disease -- the first few years -- that Cortex believes Ampakines may play a valuable role, enhancing the effectiveness of the brain cells that have not yet succumbed to the disease. This may help to alleviate the memory and cognitive deficits that make up the early symptoms. There is also a possibility that treatment with Ampakines may slow the progression of Alzheimer's disease. The reason for this is that brain cells, or neurons, require continued input from other brain cells to remain alive. As neurons die, other neurons begin to lose their inputs, hastening their own death. Ampakines may slow the rate at which functional levels of input from other neurons are lost. Research also suggests that Ampakines may increase the production of neurotrophic factors that are known to be protective for nerve cells.

     One of the most compelling of the animal studies conducted to date with the Ampakines involved an assessment of the effects on memory performance in middle-aged rats. A number of researchers have demonstrated that healthy middle-aged rats have significant deficits in memory performance when compared to younger animals. This provides an animal model for age-associated memory impairment in humans. In a study published in Synapse, the authors conducted research involving a maze task with middle-aged and young adult rats. The middle-aged rats showed striking deficits in performance when compared with the young adult animals. When given an Ampakine, the performance of the middle-aged rats improved to levels equivalent to those found in young animals.

     Three human clinical safety studies have been completed with CX516 ("Ampalex") in healthy volunteers. In all three studies, CX516 was safe and well-tolerated on acute oral administration and, importantly, statistically-significant positive effects on memory performance were seen in healthy volunteers.

     The initial study, conducted by AFB Parexel in Berlin involved single administrations of drug or placebo to a total of 48 healthy young adult volunteers, ranging in age from 18 to 35. The trial was double-blinded and placebo-controlled, and involved administering a single dose of drug, in capsule form, to each volunteer. Several dosages of drug were tested and at all dosage levels, the drug was safe and well-tolerated. In addition, analysis of psychological data that was collected revealed a highly statistically significant positive effect on a test of memory performance that involved recall of a list of nonsense syllables.

     The second trial, at the same clinical site in Berlin, involved 30 healthy elderly volunteers, aged 65 to 76, each of whom was administered a single oral dose of drug or placebo. In this double-blinded trial, Ampalex was again found to be safe and well-tolerated. The elderly volunteers were also given the same nonsense syllable memory test that had been given to the young volunteers in the first study. In the absence of drug, the elderly volunteers' memory was substantially worse than that of the young volunteers. In the presence of drug, a statistically significant positive effect on memory performance was observed. Several of the elderly volunteers receiving the highest dosage of Ampalex scored at or above the average score achieved by the young volunteers in the earlier study.

     The third study, at the Karolinska Hospital in Stockholm, Sweden, involved administration of CX516 to healthy young adults under double-blind, placebo-controlled conditions. This five-day study involved administration of placebo on days 1, 4 and 5 and drug on days 2 and 3, with psychological testing conducted on each day. Ampalex was safe and well-tolerated by all volunteers receiving drug, with no adverse events reported. Statistically significant improvements in performance on several measures of learning and memory were noted in the group that received CX516.

     After these encouraging results, Cortex initiated a Phase I/IIa study in patients experiencing deficits of memory and cognition due to Alzheimer's disease. The double-blind, placebo-controlled dose escalation study, which is being conducted at the National Institutes of Health in Bethesda, Maryland, involves administration of CX516 to an eventual total of 16 to 20 patients for up to 28 consecutive days. To date, 15 patients have been enrolled in this study, with enrollment of an additional five patients anticipated.

     In June 2000, Cortex received $247,300 from the Institute for the Study of Aging (the "Institute"), a non-profit foundation based in New York City dedicated to the improvement in quality of life for the elderly. The funds will support a study of Ampakines for effects in psychometric tests of memory and cognition in elderly patients with MCI. Data from this study may support the concept of AMPA modulation as a treatment for MCI, and would justify additional, larger trials. In the event that Cortex enters an Ampakine into Phase III clinical studies as a treatment for Alzheimer's disease, Cortex has agreed to repay the funds to the Institute to allow them to assist other biotechnology companies.

     In October 2000, the Company entered into a research collaboration and exclusive license agreement with Servier. The agreements will enable Servier to develop and commercialize Cortex's proprietary Ampakine technology for the treatment of declines in cognitive performance associated with aging and of neurodegenerative diseases. The indications covered include, but are not limited to, Alzheimer's disease, Mild Cognitive Impairment, sexual dysfunction, multiple sclerosis and Lou Gehrig's disease. The territory covered by the exclusive license excludes North America, allowing Cortex to retain commercialization rights in its domestic market. The territory covered by the agreement also excludes South America (except Argentina, Brazil and Venezuela), Australia and New Zealand. The agreement includes an up-front payment by Servier of $5,000,000, research support payments of up to $2,025,000 per year for three years and milestone payments, plus royalty payments on sales in licensed territories.

     While the clinical testing of Ampakines initiated by Cortex provided preliminary indications of desired effects on memory and cognition, psychological testing of patients with Alzheimer's disease is subject to a high level of variability. Full-scale Phase II studies designed to achieve significance on broad psychological scales will require larger numbers of patients. Cortex intends that further clinical studies of Ampakines as a treatment for Alzheimer's disease will be conducted in collaboration with its corporate partner, Servier.

Schizophrenia

     Schizophrenia is a major health care problem. The worldwide incidence of the disease is approximately one percent, regardless of ethnic, cultural or socioeconomic status. On any given day, approximately 100,000 of the estimated two million U.S. patients with schizophrenia are in public mental hospitals.

     Schizophrenia typically develops in late adolescence or early adulthood and is best understood as a syndrome, or collection of symptoms. These are generally characterized as positive symptoms (delusions and hallucinations), negative symptoms (social withdrawal and loss of emotional responsiveness) and cognitive symptoms (disordered thought and attention deficits).

     The first "wonder drugs" for schizophrenia, the so-called neuroleptics or conventional anti-psychotics, were developed in the 1950s and 1960s. These drugs, such as chlorpromazine and haloperidol, helped to reduce the positive symptoms of the disease and greatly reduced the need for chronic hospitalization. However, these drugs, which are still in use today, are characterized by troublesome and occasionally life-threatening side effects. One of the most common side effects of conventional anti-psychotics is EPS or "extrapyramidal signs," which include restlessness and tremors. EPS side effects have a strongly negative impact on quality of life and tend to lead to poor patient compliance with medication.

     More recently, a new type of anti-psychotic agent, referred to as atypical due to the virtual lack of EPS side effects, has been developed. Clozapine was the first such drug. It was initially studied in the 1970s, but clinical trials were halted due to the risk of a fatal blood disorder known as agranulocytosis and a dose-dependent risk of seizures. Clozapine was reintroduced in the 1980s, with approval by the FDA for use in patients who cannot be adequately treated with typical neuroleptics, either because of lack of efficacy or side effects. Risperidone and olanzapine are other recent clozapine-like anti-psychotics without agranulocytosis side effects.

     The newer atypical agents achieve good control of positive symptoms, partial control of negative symptoms and better patient compliance with medication due to lower levels of EPS side effects. However, schizophrenia clinicians agree that there are still substantial side effects and that the cognitive symptoms of schizophrenia are not greatly improved by any available agent. The persistence of cognitive symptoms prevents many patients with schizophrenia from successfully reintegrating into society.

     Schizophrenia has long been thought to have its biochemical basis in an overactivity of dopamine pathways projecting into an area of the brain known as the striatum. More recently, a developing body of evidence suggests that schizophrenia also involves an underactivity of glutamate pathways projecting into the same area. Cortex is therefore studying whether Ampakines, which increase current flow through the AMPA subtype of glutamate receptor, might have relevance to the treatment of schizophrenia.

     In late 1995, Cortex announced the discovery that an Ampakine reduced stereotypic behavior (mechanical repetition of posture or movement) in rats that had been injected with methamphetamine. Reduction of methamphetamine-induced stereotypic behavior is widely used for initial screening of anti-psychotic drugs. Scientists at both the University of California, Irvine and Cortex have since extended this finding to include additional Ampakines. Further, Cortex scientists have demonstrated that Ampakines in combination with either conventional or atypical anti-psychotic drugs have additive or synergistic effects in this model system.

     In January 1999, the Company entered into an exclusive worldwide license agreement with Organon. The agreement will enable Organon to develop and commercialize Cortex's proprietary Ampakine technology for the treatment of schizophrenia and to explore it in the area of depression. The agreement includes an upfront payment of $2,000,000, research and development payments of up to $3,000,000 per year for two years, and milestone payments, plus royalty payments on worldwide sales. The Company believes that the agreement with Organon will provide an accelerated program to bring the Ampakines to market for schizophrenia and possibly depression, if proven safe and effective in clinical trials.

     Shortly thereafter, in April 1999 the Company reported preliminary results from a study with CX516 in patients with schizophrenia being treated with clozapine. This Phase I/IIa clinical trial, conducted at Massachusetts General Hospital, was designed primarily as a safety study. Extensive clinical and psychological testing was also included in an attempt to obtain a preliminary indication that CX516 may effect the psychological parameters that likely contribute to symptoms of the disease, particularly the cognitive symptoms that have thus far been resistant to treatment. Preliminary results indicate that CX516 is reasonably safe in combination with clozapine and improves performance on a number of tests of verbal learning, memory, problem solving and distractability. Interestingly, the improvements noted in CX516-treated patients appeared to persist for a period of time after cessation of treatment.

     Further clinical testing of the Ampakines in patients with schizophrenia will be conducted by the Company's corporate partner, Organon. Data obtained from the testing performed at Massachusetts General Hospital should be very helpful in the design of such trials. In May 2000, Cortex achieved its first milestone under the agreement when Organon selected a licensed compound to pursue in Phase I clinical testing, triggering a $2,000,000 payment to Cortex. Based upon the progress and results of the Phase I trials, an additional milestone payment from the agreement may occur during fiscal 2001.

Attention Deficit Hyperactivity Disorder

     Attention Deficit Hyperactivity Disorder is the most commonly diagnosed disorder of children. The National Institute of Mental Health estimates that ADHD affects three to five percent of school-age children, with about one child in every classroom in the United States in need of help for this disorder. Additional national public school spending on behalf of students with ADHD may have exceeded $3 billion in 1995.

     Symptoms of ADHD include an inability to sustain attention and concentration, developmentally inappropriate levels of activity, distractability and impulsivity. Children with the disorder may have functional impairment across multiple settings including home, school and peer relationships. ADHD has also been linked to long-term adverse effects on academic performance, vocational success and social and emotional development. These effects not only impact the individual patients, but also their families, schools and communities. For many, the symptoms and impact of the disorder extend into adulthood.

     Psychostimulants, including amphetamine, methylphenidate and pemoline, represent the most widely researched and commonly prescribed treatments for the disorder. One theory suggests that ADHD relates to difficulties in inhibiting responses to internal and external stimuli. Evidence suggests that those areas of the brain thought to be involved in planning, foresight, and consideration of alternative responses may be under-stimulated in patients with ADHD. Stimulant medication may work on these areas of the brain to increase neural activity to more normal levels.

     Because psychostimulants are more readily available and more frequently prescribed, concerns over their potential overuse and abuse have intensified. Given the lack of consistent improvement beyond the disorder's core symptoms and the deficit of long-term studies, the need remains for additional testing with medications and behavioral treatments.

     In April 1999, the Company reported preliminary results from a study with CX516 in patients with schizophrenia being treated with clozapine. The results noted in CX516-treated patients included improved performance on several tests of memory, problem solving and distractability, as well as a clinical improvement in attention -- symptoms that are also common to patients with ADHD. Based upon these results, the Company believes that Ampakines may represent a novel, non-controlled (not regulated by the Drug Enforcement Agency) approach for treating ADHD patients.

     In April 2000, the Company entered into an option agreement with Shire Pharmaceuticals, plc ("Shire") under which Shire will evaluate the use of Cortex's Ampakine CX516 for the treatment of ADHD. Under the terms of the agreement, Shire will undertake a double-blind, placebo-controlled evaluation of CX516 in ADHD patients. In exchange for the option, Cortex received $130,000 and issued 254,353 shares of common stock to Shire for $870,000. In addition, Shire will purchase study drug from Cortex and be responsible for all costs associated with the trial.

     If the study proves effective, Shire has the right to convert its option into an exclusive worldwide license for the Ampakines for ADHD under a development and licensing agreement. Should Shire elect to execute this agreement, Shire will bear all future developmental costs. Cortex would receive a license fee, milestone payments based on successful clinical and commercial development, research support for additional Ampakines and royalties on sales.


Calpain Inhibitor Program

     Calpain is a protease, a protein that digests other proteins. It is involved in a variety of biological processes throughout the body and has been implicated in the pathology of several diseases and disorders.

     The Company's first target for calpain inhibitor therapeutics was brain damage following stroke. A stroke is a vascular event causing localized damage to the brain. There are two general categories of stroke: ischemic stroke, which is due to a blockage of blood flow, and hemorrhagic stroke, which involves a blood vessel bursting in the brain. In either case, the insult to the brain is often immediately life threatening, and initiates a cascade of molecular events that may lead to permanent brain damage.

     In 1990 and 1991, Cortex established laboratory models of ischemia and used them to identify a range of calpain inhibitor compounds that appeared to have the potential to block brain damage due to stroke and other ischemic events. In January 1992, Cortex entered into a Development and License Agreement, amended in October 1992, (the "Alkermes Agreement") with Alkermes, Inc. ("Alkermes"). Cortex granted to Alkermes an exclusive worldwide license, with a right to sublicense, to commercialize the Company's calpain inhibitor technology for the prevention or treatment of acute and chronic neurodegenerative diseases and disorders of the nervous system.

     In November 1993, Alkermes filed an action in U.S. District Court in Massachusetts alleging that the Company had breached the Alkermes Agreement by developing calpain inhibitors for cerebral vasospasm. In October 1995, the Company and Alkermes agreed to a settlement of the dispute.

     Alkermes agreed to dismiss its action against Cortex and to relinquish all rights previously granted them by the Company, as well as rights to related technologies developed by Alkermes. In connection with the settlement, the Company issued to Alkermes a $1,000,000 non-transferable, three-year promissory note accruing interest semi-annually at the federal funds rate. The Company also committed to pay Alkermes a graduated royalty on calpain inhibitor development proceeds, as defined and subject to certain limitations. Subsequently, the terms of the note were restructured several times, with Cortex issuing warrants to Alkermes as a condition for such restructurings. During the month of March 2000, using the proceeds from the exercise of non-related warrants to purchase shares of Cortex common stock, the Company paid Alkermes the remaining balance of principal and accrued interest.

     Cortex has subsequently shifted more of its resources from its calpain inhibitor program to its Ampakine technology platform. As part of the Company's emphasis on its Ampakine program, Cortex canceled its licensing agreement with Georgia Tech Research Corporation related to the Company's calpain inhibitor technology during the year ended June 30, 1999.

Manufacturing

     Cortex has no experience in manufacturing pharmaceutical products and relies, and presently intends to rely, on the manufacturing and quality control expertise of contract manufacturing organizations or prospective corporate partners. There is no assurance that the Company will be able to enter arrangements for manufacturing of its proposed products on favorable terms. However, generally there is an excess of manufacturing capacity and the Ampakines do not have any particularly unique manufacturing characteristics.

Marketing

     The Company has no experience in the marketing of pharmaceutical products and does not anticipate having the resources to distribute and broadly market any products that it may develop. The Company will therefore continue to seek commercial development arrangements with other pharmaceutical companies for its proposed products. In entering into such arrangements, the Company may seek to retain the right to promote or co-promote products for certain indications in North America. The Company's worldwide licensing agreements with Organon and potential agreement with Shire (see Notes 5 and 6 of Notes to Financial Statements) do not provide Cortex with co-promotional rights. There is no assurance that the Company will be able to enter into marketing arrangements in connection with its other licensing activities, or that marketing rights will lead to greater revenues for the Company.

Technology Rights and Collaborative Agreements

AMPA Receptor Modulating Compounds

     In 1993, Cortex entered into an agreement with the Regents of the University of California, under which Cortex secured exclusive commercial rights to AMPA receptor modulating technology and compounds (Ampakines) for the treatment of deficits of memory and cognition. The agreement was subsequently amended to include additional indications. The Company paid an initial license fee and is obligated to make additional payments, including license maintenance fees and patent expense reimbursements creditable against future royalties, over the course of initiating and conducting human clinical testing and obtaining regulatory approvals. When and if sales of licensed products commence, the Company will pay royalties on net sales.

Patents and Proprietary Rights

     The Company is aggressively pursuing patent protection of its technologies. Cortex owns or has exclusive rights (within its areas of product development) to approximately 15 issued or allowed U.S. patents and a number of additional U.S. patent applications and their international counterparts.

     In April 1999, Cortex received a patent that covers the Company's Ampakines -- as well as compounds made by others -- for the treatment of memory and cognition. It allows Cortex and its licensees to exclude others in the United States from making and selling AMPA-receptor modulating compounds for the treatment of memory or dementia, including Alzheimer's disease. The Company believes that the coverage also extends to psychiatric conditions with cognitive disturbances including depression, obsessive compulsive disorder, attention deficit disorder, and phobic disorders. In June 2000, Cortex received a notice of allowance for a similar patent filed in Mexico. In 1998, Cortex received a United States patent that contained a broad claim for any AMPA-modulating compound to treat schizophrenia. Other recently allowed or issued patents include claims for enhancing neurotrophic factor expression, which may restore the size and function or aged neurons, and claims for the use of AMPA receptor modulating compounds, regardless of structure, to treat sexual dysfunction.

     There is no assurance that patents, whether already issued or issuing in the future in connection with current or future patent applications, will afford effective protection against competitors with similar technology. There is also no assurance that any patents issued or licensed to Cortex will not be infringed upon or designed around by others. Further, since issuance of a patent does not guarantee the right to practice the claimed invention, there is no assurance that others will not obtain patents that the Company would then need to license or design around in order to practice its patented technologies, or that Cortex would be able to obtain licenses that might be required to practice these technologies due to patents of others on reasonable terms. Additionally, any unpatented manufacture, use or sale of the Company's technology, processes or products may infringe on patents or proprietary rights of others, and the Company may be unable to obtain licenses or other rights to these other technologies that may be required for commercialization of the Company's proposed products or processes.

     Cortex relies to a certain extent upon unpatented proprietary technology and may determine in some cases that its interests would be better served by reliance on trade secrets or confidentiality agreements rather than patents. No assurance is made that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to or disclose such technology. In addition, there is no assurance that Cortex can meaningfully protect its rights in such unpatented proprietary technology or that others will not wrongfully obtain such technology.

     If Cortex is unable to obtain strong protection of its proprietary rights in its products or processes prior to or after obtaining regulatory clearance, whether through patents, trade secrets or otherwise, competitors may be able to market competing products by obtaining regulatory clearance through demonstration of equivalency to the Company's products, without being required to conduct the same lengthy clinical tests conducted by the Company.

Government Regulation

     In order to test, produce and market human therapeutic products in the United States, mandatory procedures and safety standards established by the Food and Drug Administration ("FDA") must be satisfied. Obtaining FDA approval is a costly and time-consuming process. Cortex has initiated Phase I (safety) testing in Europe. In the U.S., the Company has conducted or is now conducting Phase I/IIa studies with CX516 in patients with schizophrenia and Alzheimer's disease. Clinical trials in the U.S. were and are performed under Notices of Claimed Investigational Exemption for a New Drug ("IND") filed with the FDA by the Company's clinical collaborators. Cortex is currently preparing to file an IND for CX516 in the name of the Company. It is the Company's intent that Organon, Shire, Servier or other pharmaceutical company partner or partners that the Company is seeking, will pursue other required regulatory approvals to conduct further clinical testing.

     Clinical trials are normally conducted in three phases. Phase I trials are concerned primarily with safety of the drug, involve fewer than 100 subjects, and may take from six months to over a year. Phase II trials normally involve a few hundred patients and are designed primarily to demonstrate effectiveness in treating or diagnosing the disease or condition for which the drug is intended, although short-term side effects and risks in people whose health is impaired may also be examined. Phase III trials may involve up to several thousand patients who have the disease or condition for which the drug is intended, to approximate more closely the conditions of ordinary medical practice. Phase III trials are also designed to clarify the drug's benefit-risk relationship, to uncover less common side effects and adverse reactions, and to generate information for proper labeling of the drug. The FDA receives reports on the progress of each phase of clinical testing, and may require the modification, suspension, or termination of clinical trials if an unwarranted risk is presented to patients. The FDA estimates that the clinical trial period of drug development can take up to ten years, and averages five years. With certain exceptions, once clinical testing is completed, the sponsor can submit a New Drug Application ("NDA") for approval to market a drug. The FDA's review of an NDA can also be lengthy.

     Therapeutic products that may be developed and sold by the Company outside the United States will be subject to regulation by the various countries in which they are to be distributed. In addition, products manufactured in the United States that have not yet been cleared for domestic distribution will require FDA approval in order to be exported to foreign countries for distribution there.

     There is no assurance that any required FDA or other governmental approval will be granted or, if granted, will not be withdrawn. Governmental regulation may substantially delay or prevent the marketing of the Company's proposed products, or cause the Company to undertake additional procedures, which may be both costly and lengthy, and thereby furnish a competitive advantage to the competitors of the Company or its licensees.

     Cortex does not have the financial and other resources to conduct the clinical testing and other procedures required to obtain approval to market its products. Accordingly, the Company will be dependent upon entering into partnerships or other collaborative arrangements with third parties with the required resources to obtain the needed approvals. Along with its licensing agreements with Organon and Servier and its option agreement with Shire, Cortex intends to enter into license or other arrangements with other pharmaceutical companies under which those companies would conduct the required clinical trials and seek FDA approval for most or all of its proposed products. There is no assurance that Cortex will be able to enter into such arrangements on favorable terms, or at all, or that such arrangements will ultimately result in obtaining the necessary governmental approvals.

Competition

     The pharmaceutical industry is characterized by rapidly evolving technology and intense competition. Many companies of all sizes, including both major pharmaceutical companies and specialized biotechnology companies, are engaged in activities similar to those of Cortex. A large number of drugs intended for the treatment of Alzheimer's disease, schizophrenia, depression, ADHD and other neurological and psychiatric diseases and disorders are on the market or in the later stages of clinical testing. For example, approximately 15 drugs are in development in the U.S. for schizophrenia. In addition, over 25 drugs are under clinical investigation in the U.S. for the treatment of Alzheimer's disease. The Company's competitors have substantially greater financial and other resources and larger research and development staffs. Larger pharmaceutical company competitors also have significant experience in preclinical testing, human clinical trials and regulatory approval procedures.

     In addition, colleges, universities, governmental agencies and other public and private research organizations will continue to conduct research and are becoming more active in seeking patent protection and licensing arrangements to collect license fees, milestone payments and royalties in exchange for license rights to technology that they have developed, some of which may be directly competitive with that of the Company. These institutions also compete with companies such as Cortex in recruiting highly qualified scientific personnel.

     The Company expects technological developments in the neuropharmacology field to continue to occur at a rapid rate and expects that competition will remain intense as advances continue to be made. Although the Company believes, based on the technical qualifications, expertise and reputations of its Scientific Directors, consultants and other key scientists, that it will be able to compete in the discovery and early clinical development of therapeutics for neurological and psychiatric disorders, the Company does not have the resources, and does not presently intend, to compete with major pharmaceutical companies in clinical testing, manufacturing and marketing.

Product Liability Insurance

     The clinical testing, manufacturing and marketing of the Company's products may expose the Company to product liability claims, against which the Company maintains liability insurance. Although the Company has never been subject to a product liability claim, there is no assurance that such claims will not be brought in the future, that the coverage limits of the Company's insurance policies will be adequate or that one or more successful claims brought against the Company would not have a material adverse effect upon the Company's business, financial condition and results of operations.

Employees

     As of June 30, 2000, Cortex had 23 full-time employees and had engaged one part-time M.D.-level and two part-time Ph.D.-level scientific consultants. Of the 23 full-time employees, 18 are engaged in research and development and five are engaged in management and administrative support. The Company also sponsors a substantial amount of research in academic laboratories, primarily at UCI.

Facilities

     The Company leases approximately 32,000 square feet of office, research laboratory and expansion space under an operating lease that expires May 31, 2004. Current monthly rent on these facilities is approximately $20,000. The Company believes that this facility will be adequate for its research and development activities for at least the next three years.

Legal Proceedings

The Company is not a party to any material legal proceedings.

                                  MANAGEMENT

Directors, Executive Officers and Scientific Directors

The directors, executive officers and scientific directors of the Company are as follows:

     Name                          Age  Position
     -------------------------------------------------------------------------------------------
     Robert F. Allnutt (2)          65  Chairman of the Board, Director
     Charles J. Casamento (2)       55  Director
     James H. Coleman               59  Sr. Vice President, Business Development
     Carl W. Cotman, Ph.D. (1)      60  Director, Scientific Director
     Michael G. Grey (1) (2)        47  Director
     Gary S. Lynch, Ph.D.           57  Scientific Director
     Maria S. Messinger             33  Vice President and Chief Financial Officer
     Gary A. Rogers, Ph.D.          55  Sr. Vice President, Pharmaceutical Research
     Vincent F. Simmon, Ph.D.       57  President and Chief Executive Officer, Director
     Davis L. Temple Jr., Ph.D. (1) 57  Director

     (1)  Member of the Compensation/Stock Option Committee.
     (2)  Member of the Audit Committee.


     Robert F. Allnutt has been a director since December 1995 and Chairman of the Board since February 1999. Since February 1995, Mr. Allnutt has been a senior counselor for APCO Associates, Inc., a public affairs and strategic communications company. Mr. Allnutt was Executive Vice President of the Pharmaceutical Manufacturers Association from May 1985 until February 1995 and was Vice President for Governmental Relations of Communications Satellite Corporation from May 1984 until May 1985. Prior to 1985, Mr. Allnutt held numerous positions in the Federal Government for 25 years, including 15 years at NASA, where his positions included Associate Deputy Administrator, the third ranking position in the agency. Mr. Allnutt is a director of Cypros Pharmaceuticals, Inc., a developer and marketer of prescription pharmaceuticals. He also serves as a member of the Boards of Directors of the Partnership for Caring and of the National Medals of Science and Technology. Mr. Allnutt holds a B.S. in Industrial Engineering from the Virginia Polytechnic Institute and J.D. and L.L.M. degrees from George Washington University.

     Charles J. Casamento was elected to the Board of Directors of the Company in July 1997. Since June 1993, Mr. Casamento has been Chairman, President and Chief Executive Officer of QuestCor Pharmaceuticals, a biopharmaceutical company based in Hayward, California. Prior to that, he was President and Chief Executive Officer of Interneuron Pharmaceuticals, a neuropharmaceutical company, from its founding in March 1989 until May 1993. From January 1986 to March 1989, he was Senior Vice President and General Manager, Pharmaceuticals & Biochemicals at Genzyme Corp., a biotechnology company. From 1970 through 1985, Mr. Casamento held senior management positions in marketing, finance and business development at Sandoz, Johnson & Johnson and American Hospital Supply Corp., where he was Vice President, Business Development and Strategic Planning for the Critical Care Division. He holds a B.S. in Pharmacy and an M.B.A. from Fordham University and is a licensed pharmacist.

     James H. Coleman became Senior Vice President of Business Development in May 2000. Prior to joining Cortex, Mr. Coleman was President and Senior Partner of Diversified Healthcare Management, Inc. (DHM), a biopharmaceutical and biotechnology consulting firm he founded in 1997. From March 1999 to May 2000, Cortex was the principal client of DHM. Upon his employment with Cortex, Mr. Coleman decreased his active consultancy and has not accepted new clients. During 1996, Mr. Coleman served as Vice President of Commercial Development at CoCensys, Inc., a biotechnology company, where he directed strategic planning and external business development. Mr. Coleman was also employed as an executive at Pharmacia & Upjohn, Inc. for over 25 years where he acquired extensive management expertise in new product development, global strategic marketing, sales, CNS research, and clinical research trial methodologies. Mr. Coleman holds a B.S. in Applied Biology from the University of Rhode Island.

     Carl W. Cotman, Ph.D. has been a Scientific Director of and consultant to the Company since October 1987, served as a director of the Company from March 1989 to October 1990, and was reelected as a director in November 1991. Dr. Cotman has been a Professor of Psychobiology, Neurology, and Psychiatry at the University of California, Irvine since 1985. He was a Professor of Psychobiology and Neurology at that University from 1983 to 1985, and has held various other teaching and research positions at that University since 1968. He chaired the Scientific Advisory Council of the American Paralysis Association and is a member of numerous professional associations and committees, including the Council of the American Society for Neurochemistry, the National Institute of Aging Task Force, the American Association for the Advancement of Science and the International Society for Neurochemistry. Dr. Cotman has served on the editorial boards of numerous scientific journals and has authored or co-authored seven books and over 400 articles in the fields of neurobiology, memory and cognition, and the recovery of function after brain injury. Dr. Cotman holds a B.A. in Chemistry from Wooster College, an M.A. in Analytical Chemistry from Wesleyan University, and a Ph.D. in Biochemistry from Indiana University.

     Michael G. Grey has been a director of the Company since September 1994. Since January 1999, Mr. Grey has been President and Chief Executive Officer of Trega Biosciences, Inc., a drug discovery company pursuing the identification and early-stage development of novel, small-molecule drug therapies. From November 1994 until August 1998, Mr. Grey served as President of BioChem Therapeutic Inc., a wholly-owned subsidiary of BioChem Pharma, an international biopharmaceutical company. From January 1994 to October 1994, Mr. Grey was Senior Vice President, Corporate Development of Titan Pharmaceuticals, Inc., a biopharmaceutical holding company and President and Chief Operating Officer at Ansan, Inc., an early stage biopharmaceutical company. From 1991 until 1993, Mr. Grey served as Vice President, Corporate Development of Glaxo, Inc., and from 1989 until 1991, Mr. Grey served as Director of International Licensing of Glaxo Holdings p.l.c., and was responsible for the worldwide licensing activities of Glaxo. Since July 1999, Mr. Grey has also served as a member of the Board of Directors of Epimmune Inc., a developer of vaccines to treat and prevent infectious diseases and cancer. Mr. Grey holds a B.Sc. in Chemistry from the University of Notingham.

     Gary S. Lynch, Ph.D. has been a Scientific Director of and consultant to the Company since October 1987, and served as a director of the Company from March 1988 to March 1989 and again from December 1994 to December 1995. Dr. Lynch has been a Professor in the Department of Psychobiology at the University of California, Irvine since 1981, and has held various other teaching and research positions at that University since 1969. He is a Professor at the University's Center for the Neurobiology of Learning and Memory. Dr. Lynch is a member of the Neuroscience Society and the International Brain Research Organization. He also serves on the Advisory Board of the Cognitive Neuroscience Institute. Dr. Lynch has authored and co-authored over 400 articles and a number of books in the areas of neurobiology, cognition and memory. Dr. Lynch holds a B.A. in Psychology from the University of Delaware and a Ph.D. in Psychology from Princeton University.

     Maria S. Messinger was appointed Vice President, Chief Financial Officer and Secretary of the Company in December 1999. She has served as Controller of the Company since September 1994. From August 1989 to September 1994, Ms. Messinger served in a progression of positions at Ernst & Young LLP, including her most recent position as an Audit Manager. She holds a B.A. from the School of Business Administration and Economics at California State University, Fullerton and is a Certified Public Accountant.

     Gary A. Rogers, Ph.D. was appointed Senior Vice President, Pharmaceutical Research in July 2000 and served as Vice President, Pharmaceutical Discovery since June 1995. In February 1994, he founded Ligand Design, a private contract design and synthesis firm located in Santa Barbara. From 1987 to 1994, Dr. Rogers served as an associate research biochemist at the University of California, Santa Barbara. Prior to that, he held a succession of research and faculty positions at universities in the United States and abroad, including three years as an assistant adjunct professor of bio-organic chemistry under Dr. Paul Boyer at the University of California, Los Angeles and four years as an assistant professor at the University of Texas. Dr. Rogers is a co-inventor of the Ampakine family of AMPA receptor modulating compounds. He holds a B.S. degree in organic chemistry from the University of California, Los Angeles and a Ph.D. in bio-organic chemistry from the University of California, Santa Barbara.

     Vincent F. Simmon, Ph.D. was appointed President and Chief Executive Officer and a director of the Company in May 1996. From October 1998 to December 6, 1999, he was the acting Chief Financial Officer and Secretary of the Company. From November 1994 to December 1995, Dr. Simmon served as Chairman, President and Chief Executive Officer of Prototek, Inc., a privately-held biopharmaceutical company focusing on the development of protease inhibitors. From March 1990 to November 1994, Dr. Simmon served as President, Chief Executive Officer and a director at Alpha I Biomedicals, Inc., a biotechnology company. From February 1985 to March 1990, Dr. Simmon served as Vice President for Biomedical and Biotechnology Research at W. R. Grace and Co. From 1979 to 1985, Dr. Simmon served in varying capacities including Senior Vice President of Research and Development for Genex Corporation, a genetic engineering company, and from 1973 to 1979 in varying capacities including Assistant Director, Department of Technology for SRI International, a consulting company. Dr. Simmon has served as a governor of the Emerging Companies Section of BIO (Biotechnology Industrial Organization) and a director of the Chemical Industries Institute for Toxicology (Research Triangle Park). Dr. Simmon holds a B.A. in Biology and Chemistry from Amherst College, a M.S. from the University of Toledo in Plant Physiology and a Ph.D. in Molecular Biology from Brown University. Dr. Simmon was a post-doctoral fellow from 1971 to 1973 at Stanford University.

     Davis Temple, Jr., Ph.D. has been a director of and consultant to the Company since March 1994 and served as co-member of the Office of Chief Executive Officer of the Company from October 1995 to May 1996. In April 1997, Dr. Temple was appointed as Chief Executive Officer of Cognetix, a privately held biopharmaceutical drug discovery and development company. Dr. Temple has served as the Chairman of Cognetix since January 1999. From November 1995 until April 1998, he was a Senior Consultant for Kaufman Brothers, a New York investment bank. Prior to that, from January 1994 to November 1995 he was Managing Director at Stover Haley Burns, Inc., a life science advisory group. From 1990 until 1993, Dr. Temple served as Vice President, CNS Drug Discovery, of Bristol-Myers Squibb and from 1984 to 1990 he served as Senior Vice President, CNS Research at Bristol-Myers Company. Dr. Temple holds a B.S. in Pharmacy and a Ph.D. in Medicinal Chemistry and Pharmacology from the University of Mississippi. Dr. Temple completed post-doctorate research at Louisiana State University.

     All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the Company's Board of Directors. There are no family relationships among any of the directors or officers of the Company.

Other Key Employees

     Ursula V. Staubli, Ph.D., 48, was named Vice President of Biological Research in June 1999. From June 1993 to May 1999, Dr. Staubli was Associate Professor at the Center for Neural Science at New York University ("NYU"). While at NYU, she served as a consultant to the Company. Prior to June 1993, she held teaching and research positions at McGill University and the University of California, Irvine. A recipient of numerous pre- and post-doctoral fellowships and grants, Dr. Staubli has published more than 60 scientific papers. She received her B.S. in Behavioral Sciences and Ph.D. in Neurobiology from ETH-Zurich (Swiss Federal Institute of Technology).

Executive Compensation

     The following table sets forth summary information concerning compensation paid or accrued by the Company for services rendered during the three fiscal years ended June 30, 2000, to the Company's Chief Executive Officer, Chief Financial Officer and Senior Vice President of Business Development (collectively, the "Named Executive Officers").

                                                                                                  Long Term
                                                     Annual Compensation                      Compensation Awards
                                           --------------------------------------------  -------------------------------
                                                                                         Securities
                                                                                         Underlying
Name and                                                                   Other Annual   Options/       All Other
Principal Position                          Year    Salary      Bonus      Compensation     SARs(#)     Compensation($)
------------------------------------------------------------------------------------------------------------------------
Vincent F. Simmon, Ph.D.                     2000  $220,000  $   75,000      $      --     150,000        $      --
President, Chief                             1999   211,370     100,000 (1)         --     330,000 (2)           --
Executive Officer                            1998   203,178          --             --          --               --

Maria S. Messinger, CPA (3)                  2000  $106,042  $   25,000      $      --      40,000        $      --
Vice President, Chief
Financial Officer and
Corporate Secretary

James H. Coleman (4)                         2000  $ 16,048  $       --      $ 150,000 (5) 175,000 (6)    $      --
Senior Vice President,
Business Development

_______________

(1) According to Dr. Simmon's employment agreement, he is eligible to receive a bonus of between 15% to 50% of his annual base salary. Dr. Simmon voluntarily postponed any bonus for the year ended June 30, 1998. The bonus for the year ended June 30, 1999 includes an amount to adjust for the bonus not paid in fiscal 1998.
(2) Includes stock options to purchase 180,000 shares of the Company's Common Stock that were repriced in December 1998 from an exercise price of $5.625 per share to $0.375 per share, which represented the fair market value of the Company's Common Stock at the time of repricing.
(3) Ms. Messinger was appointed Vice President and Chief Financial Officer in December 1999. The table includes the compensation paid by the Company to Ms. Messinger in her capacity as Controller during the fiscal year ended June 30, 2000, prior to her appointment.
(4) Mr. Coleman was appointed Senior Vice President, Business Development in May 2000. Prior to his employment at Cortex, Mr. Coleman served as a consultant to the Company from March 1999.
(5) Other Annual Compensation to Mr. Coleman represents the consulting fees paid to Diversified Healthcare Management during the fiscal year ended June 30, 2000.
(6) Includes options to purchase 50,000 shares of Cortex Common Stock granted to Diversified Healthcare Management, the firm Mr. Coleman worked for as a consultant to Cortex prior to his employment at the Company in May 2000.

Option Matters

     Option Grants. The following table sets forth certain information concerning grants of stock options to the Company's Named Executive Officers named in the Summary Compensation Table during the fiscal year ended June 30, 2000.

                       Option Grants in Last Fiscal Year


                             Number of    % of Total
                             Securities   Options
                             Underlying   Granted to
                             Options      Employees in  Exercise    Expiration
Name                         Granted(#)   Fiscal Year   Price($/Sh) Date
-------------------------------------------------------------------------------
Vincent F. Simmon, Ph.D.    150,000            27%        $0.75      12/17/09

Maria S. Messinger, CPA      40,000             7%        $0.75      12/17/09

James H. Coleman            125,000            22%        $3.02      05/17/10
                             50,000 (1)         9%        $3.02      05/10/10


______________________

     (1) Represents options granted to Diversified Healthcare Management, the firm Mr. Coleman worked for as a consultant to Cortex prior to his employment at the Company in May 2000.

          Option Exercises. The following table sets forth certain information concerning the exercise of options by the Company's Named Executive Officers during the fiscal year ended June 30, 2000, including the aggregate value of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of June 30, 2000. Also reported are the values for "in the money" options, which represent the positive spread between the exercise prices of any such exisiting stock options and $2.52, the closing price of Common Stock on June 30, 2000, as reported by the OTC Bulletin Board.
      _________________________


                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                              Value Realized($)
                                                  (market price      Number of Securities             Value of Unexercised
                                                    at exercise   Underlying Unexercised                   In-the-Money
                          Shares Acquired         less exercise   tions at FY-End(#)                    Options at FY-End($)
Name                        on Exercise(#)               price)   exercisable Unexercisable      Exercisable        Unexercisable
------------------------------------------------------------------------------------------------------------------------------------

Vincent F. Simmon, Ph.D.            30,000         $112,575       215,000       235,000          $ 428,725              $466,925

Maria S. Messinger, CPA                  0                0        18,750        46,250             40,219                84,406

James H. Coleman                         0                0             0       175,000 (1)              0                     0

__________________

     (1) Includes options to purchase 50,000 shares of Cortex Common Stock granted to Diversified Healthcare Management, the firm Mr. Coleman worked for as a consultant to Cortex prior to his employment at the Company in May 2000.
__________________

Employment and Consulting Agreements

     Vincent F. Simmon joined the Company as President and Chief Executive Officer in May 1996. His employment agreement currently calls for a base salary of $255,000 per year with an annual bonus, at the discretion of the Board of Directors of the Company, in cash and/or equity equal to between 15% and 50% of his base salary, subject to annual review by the Compensation Committee. In connection with his employment, Dr. Simmon was granted options to purchase 180,000 shares of Common Stock at an exercise price of $5.625 per share, representing 100% of the fair market value as of the date of grant. The options vest monthly over a three-year period commencing one month from the date of grant and have a ten-year term. In December 1998, the exercise price of these options was restated to $0.375 per share. The restated options vest in three equal installments over a two-year period, with the first installment vested on the date of grant.

     James H. Coleman joined the Company as Senior Vice President, Business Development in May 2000. His employment agreement calls for a base salary of $180,000 per year with an annual bonus, at the discretion of the Board of Directors of the Company, equal to between 15% and 50% of his base salary. In connection with his employment, Mr. Coleman was granted options to purchase 125,000 shares of Common Stock at an exercise price of $3.02 per share, representing 100% of the fair market value as of the date of grant. The options vest in equal annual installments over a three-year period and have a ten-year term.

     The Company has entered into severance agreements with each of the Named Executive Officers. In the event of a termination of employment, under certain circumstances, these severance agreements provide defined benefits to the Named Executive Officers, including compensation equal to 12 months of the Named Executive Officer's then current annual salary.

     Drs. Carl W. Cotman and Gary S. Lynch (both of whom are co-founders and Scientific Directors of the Company) have each entered into a consulting agreement with the Company. Dr. Lynch receives a consulting fee of $30,000 per year and Dr. Cotman receives a consulting fee of $23,000 per year. The term of each consulting agreement commenced in November 1987 and will continue until terminated by the respective parties thereto. The consulting agreements obligate the respective consultants to make themselves available to the Company for consulting and advisory services for an average of three days per month. See also "Director Compensation."

Director Compensation

     During the fiscal year ended June 30, 2000, each non-employee director (other than those who join the Board of Directors to oversee an investment in the Company) was entitled to receive $1,500 at each Board of Directors meeting attended, and an additional $750 annual retainer for each committee on which he or she serves. The Chairman of the Board was entitled to receive $2,500 at each Board of Directors meeting attended and an additional $750 annual retainer for each committee on which he or she serves. On September 19, 2000, the Board of Directors approved certain adjustments to the above-described director compensation. As of September 19, 2000, each non-employee director (other than those who join the Board of Directors to oversee an investment in the Company) is entitled to receive $2,500 at each Board of Directors meeting attended, and the Chairman of the Board is entitled to receive $3,000 at each Board of Directors meeting attended.

     During the fiscal year ended June 30, 2000, under the Company's 1996 Stock Incentive Plan, each non-employee director (other than those who serve on the Board of Directors to oversee an investment in the Company) was automatically granted options to purchase 15,000 shares of Common Stock upon commencement of service as a director and additional options to purchase 6,000 shares of Common Stock on the date of each Annual Meeting of Stockholders. As of September 19, 2000, the Board of Directors approved an increase in the option grants for the above described non-employee directors. Currently, each non-employee director (other than those who serve on the Board of Directors to oversee an investment in the Company) is automatically granted options to purchase 30,000 shares of Common Stock upon commencement of service as a director and additional options to purchase 10,000 shares of Common Stock on the date of each Annual Meeting of Stockholders. Non-employee directors who serve on the Board of Directors to oversee an investment in the Company receive options to purchase 7,500 shares of Common Stock upon commencement of service as a director and additional options to purchase 3,000 shares of Common Stock on the date of each Annual Meeting of Stockholders. These nonqualified options have an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant, have a ten-year term and vest in equal increments of 33-1/3% on each anniversary date of the dates of grant, and are otherwise subject to the terms and provisions of the 1996 Stock Incentive Plan.


                             CERTAIN TRANSACTIONS

     The Company's Restated Certificate of Incorporation provides that, pursuant to Delaware law, directors of the Company shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctions or other forms of non-monetary relief remain available under Delaware law. In addition, each director continues to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibility under any other law, such as the federal securities laws. The Company has entered into Indemnification Agreements with each of the officers and directors that obligate the Company to indemnify them as permitted by applicable law.

     See "Employment and Consulting Agreements" for a description of certain arrangements and transactions with executive officers and directors.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth, to the knowledge of the Company, certain information regarding the beneficial ownership of the Company's Common Stock as of Sepember 30, 2000, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of the Company's directors, (iii) each of the named executive officers in the Summary Compensation Table and (iv) all of the Company's executive officers and directors as a group. Except as indicated in the footnotes to this table, the Company believes that the persons named in this table have sole voting and investment power with respect to the shares of Common Stock indicated.

   Directors,                         Shares             Percent of
   Officers, and 5%                   Beneficially       Common Stock
   Stockholders (1)                   Owned (2)          Beneficially Owned (2)
---------------------------------------------------------------------------------------------------
   Robert F. Allnutt                    55,500(3)                *
   Charles J. Casamento                 21,000(4)                *
   James H. Coleman                     64,217(5)                *
   Carl W. Cotman, Ph.D.               160,000(6)                *
   Michael G. Grey                      32,000(7)                *
   Maria S. Messinger, CPA              18,750(8)                *
   Vincent F. Simmon, Ph.D.            379,600(9)               2.2
   Davis L. Temple, Jr., Ph.D.          54,500(10)               *
   All officers and directors
      as a group (8 persons)           785,567(11)              4.6

   __________________
   * Less than one percent

   (1) Except as otherwise indicated, the address of such beneficial owner is at the Company's principal executive offices, 15241 Barranca Parkway, Irvine, California 92618.
   (2) Applicable percentage of ownership at September 30, 2000 is based upon 16,582,758 shares of Common Stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares shown as beneficially owned. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of September 30, 2000 are deemed outstanding for computing the shares and percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person or entity.
   (3) Includes 29,500 shares that may be purchased upon exercise of options within 60 days of September 30, 2000.
   (4) Includes 21,000 shares that may be purchased upon exercise of options within 60 days of September 30, 2000.
   (5) Includes 50,000 shares that may be purchased upon exercise of options within 60 days of September 30, 2000.
   (6) Includes 62,000 shares that may be purchased upon exercise of options within 60 days of September 30, 2000.
   (7) Includes 32,000 shares that may be purchased upon exercise of options within 60 days of September 30, 2000.
   (8) Includes 18,750 shares that may be purchased upon exercise of options within 60 days of September 30, 2000.
   (9) Includes 290,000 shares that may be purchased upon exercise of options within 60 days of September 30, 2000.
   (10) Includes 54,500 shares that may be purchased upon exercise of options within 60 days of September 30, 2000.
   (11) Includes 557,750 shares that may be purchased upon exercise of options within 60 days of September 30, 2000.

The Company is not aware of any arrangements that may at a subsequent date result in a change of control of the Company.

                           DESCRIPTION OF SECURITIES

General

     The authorized capital stock of the Company consists of: 30,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share, of which 1,250,000 shares have been designated as 9% Cumulative Convertible Preferred Stock (the "9% Preferred Stock"), 3,200,000 shares have been designated as Series B Convertible Preferred Stock (the "Series B Preferred Stock"), 500 shares have been designated as Series D Convertible Preferred Stock (the "Series D Preferred Stock") and 400 shares have been designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock").

     As of June 30, 2000, there were 16,576,174 shares of Common Stock, 27,500 shares of 9% Preferred Stock, 37,500 shares of Series B Preferred Stock and no shares of Series A Preferred Stock outstanding. As of the same date, investors in the Series A Preferred Stock private placement held warrants to purchase 312,000 shares of Common Stock (the "Series A Warrants"), Vector Securities International, Inc. ("Vector") held warrants to acquire 57,193 shares of Common Stock (the "Vector Warrants") and Swartz Investments, Inc. ("Swartz") and its transferees held warrants to purchase 90,921 shares of Common Stock (the "Swartz Warrants"). As of June 30, 2000, there were 582 record holders of Common Stock, two record holders of 9% Preferred Stock, one record holders of Series B Preferred Stock, nine record holders of the Series A Warrants, one record holder of the Vector Warrants and eight record holders of the Swartz Warrants.

     In addition, as of June 30, 2000 the Company had reserved an aggregate of 1,854,479 shares of Common Stock for issuance upon exercise of outstanding stock options held by employees and officers, directors and consultants to the Company, 3,667 shares for issuance upon conversion of the 9% Preferred Stock, 3,679 shares for issuance upon conversion of the Series B Preferred Stock, 312,000 shares for issuance upon exercise of the Series A Warrants, 57,193 shares for issuance upon exercise of the Vector Warrants and 90,921 shares for issuance upon exercise of the Swartz Warrants.

Common Stock

     Holders of shares of Common Stock are entitled to one vote per share held of record on all matters submitted to a vote of stockholders, including the election of directors. The holders are entitled to receive dividends when, as and if declared by the Board of Directors, in its discretion, out of funds legally available therefor, subject to preferences that may be applicable to any outstanding shares of Preferred Stock. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all of the assets of the Company remaining after payment of liabilities and after payment of any preferential amounts to which holders of shares of the 9% Preferred Stock, the Series B Preferred Stock and any other series of Preferred Stock that may be outstanding in the future, may be entitled. Holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the outstanding shares of Common Stock are, and the shares of Common Stock when issued will be, fully paid and nonassessable.

Warrants

     As consideration for its agreement to provide financial advisory services related to corporate finance transactions and corporate partnering activities, as amended and extended in November 1994, Vector was issued a six-year non-redeemable warrant to purchase 57,193 shares of the Company's Common Stock at $3.06 per share, subject to adjustment under certain circumstances. Warrants to purchase 8,169 shares of the Company's Common Stock vested immediately, and warrants to purchase 24,512 shares of the Company's Common Stock will vest upon the consummation of each strategic alliance, as defined, when and as secured by Vector.

     In connection with the December 1995 private placement of 160 shares of Series C Preferred Stock, the Company issued to the placement agent for the transaction a five-year non-redeemable warrant to purchase 106,195 shares of Common Stock at a price of $2.825 per share subject to adjustment under certain circumstances. The warrants contain cashless exercise provisions and include piggyback registration rights. During the year ended June 30, 2000, warrants to purchase 15,274 shares were converted into 8,459 shares of common stock. Warrants to purchase 90,921 shares of common stock remained outstanding as of June 30, 2000.

     In connection with the June 1997 private placement of 400 shares of Series A Preferred Stock, the Company issued to the eleven participating institutional investors four-year non-redeemable warrants to purchase an aggregate of 800,000 shares of Common Stock at a price of $3.08 per share, subject to adjustment under certain circumstances. During the year ended June 30, 2000, warrants to purchase 488,000 shares of Cortex common stock were exercised, resulting in proceeds of $1,502,000. As of June 30, 2000, warrants to purchase 312,000 shares of common stock remained outstanding.

     In connection with the February 1998 restructuring of the note payable to Alkermes, Inc., the Company issued to Alkermes a five-year warrant to purchase 75,000 shares of Common Stock at an exercise price of $1.55 per share, representing the average of the high and low sale prices of Cortex Common Stock as reported on the Nasdaq SmallCap Market on the date of the restructuring.

     In connection with the July 1999 restructuring of the note payable to Alkermes, Inc., the Company issued to Alkermes a five-year warrant to purchase 100,000 shares of common stock at an exercise price of $1.07 per share. As part of the note payable restructuring, in December 1999 the Company issued to Alkermes a five-year warrant to purchase 50,000 shares of the Company's common stock at an exercise price of $0.76 per share. Because the note payable was extended beyond February 2000, the Company issued to Alkermes a final five-year warrant to purchase 50,000 shares of Cortex common stock at an exercise price of $3.02 per share. The exercise prices for all warrants issued to Alkermes during the year ended June 30, 2000 were derived from the fair market value of the Company's common stock.

Preferred Stock

     The holders of the 9% Preferred Stock are not entitled to vote for the election of directors or upon any other matter presented to the stockholders, except as and to the extent provided by applicable law. The holders of the 9% Preferred Stock are entitled to receive cumulative dividends, from and after June 15, 1989, at the rate of $.09 per share per annum, out of funds legally available therefor, when and as declared by the Board of Directors. Upon any liquidation, dissolution or winding up of the Company, or any merger or consolidation of the Company or other transaction in which more than 50% of the Company's voting power is transferred (except for an issuance of the Company's securities), the holders of the 9% Preferred Stock are entitled to receive an amount equal to $1.00 per share plus accrued and unpaid dividends. The holders of the 9% Preferred Stock are not entitled to share in assets remaining after such preference is satisfied. The Company has the right at any time to redeem the 9% Preferred Stock, in whole or in part, upon not less than 30 days' nor more than 60 days' written notice, at a price of $1.00 per share.

     Each share of 9% Preferred Stock is convertible at any time at the option of the holder thereof into approximately 0.1333 shares of Common Stock, at an effective conversion price of $7.50 per share, subject to adjustment under certain circumstances. Upon conversion of 9% Preferred Stock, accrued and unpaid dividends pertaining thereto do not convert to Common Stock, but rather are credited to additional paid-in capital.

     The holders of Series B Preferred Stock are not entitled to vote for the election of directors or upon any other matter presented to the stockholders, except as and to the extent provided by applicable law. In the event of any liquidation, dissolution, winding-up or other distribution of the assets of the Company, holders of Series B Preferred Stock are entitled to receive, after payment of the full liquidation preference to holders of 9% Preferred Stock, an amount equal to $0.6667 per share of Series B Preferred Stock. The Company has the right to redeem the Series B Preferred Stock for $0.6667 per share. Each share of Series B Preferred Stock is convertible at any time at the option of the holder thereof into approximately 0.09812 shares of Common Stock at an effective conversion price of $6.795 per share, subject to adjustment under certain circumstances.

     The Restated Certificate of Incorporation of the Company authorizes the issuance of 5,000,000 shares of Preferred Stock, of which 549,100 shares remain undesignated. The Board of Directors, within the limitations and restrictions contained in the Restated Certificate of Incorporation and without further action by the Company's stockholders, has the authority to issue this undesignated Preferred Stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. If shares of Preferred Stock with voting rights are issued, such issuance could affect the voting rights of the holders of the Company's Common Stock by increasing the number of outstanding shares entitled to vote and by the creation of class or series voting rights. In addition, any further issuance of Preferred Stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of Common Stock. Other than the shares of 9% Preferred Stock and Series B Preferred Stock, there are no shares of Preferred Stock currently issued and outstanding and the Company has no present plans to issue any additional shares of Preferred Stock or to establish or designate any new series of Preferred Stock.

Transfer Agent and Warrant Agent

     American Stock Transfer and Trust Company, 40 Wall Street, New York, New York, 10005 serves as Transfer Agent for the Common Stock, 9% Preferred Stock and Series B Preferred Stock of the Company.

                             SELLING STOCKHOLDERS

The Shares are to be offered by and for the respective accounts of the Selling Stockholders. The number of Shares that each Selling Stockholder may offer is as follows:


                                                              Shares offered
                                 Owned Before Offering (1)         pursuant               Owned After Offering
                                 -------------------------         to this              -----------------------
Selling Stockholder                Shares     Percent            Prospectus              Shares      Percent
---------------------------------------------------------------------------------------------------------------
Nelson Partners                       81,000          *               81,000                 0             0
Olympus Securities, Ltd.              81,000          *               81,000                 0             0
MichaelAngelo, L.P.                   30,000          *               30,000                 0             0
Raphael, L.P.                         30,000          *               30,000                 0             0
Angelo, Gordon & Co. L.P.             22,500          *               22,500                 0             0
GAM Arbitrage Investments, Inc.       22,500          *               22,500                 0             0
AG Super Fund, L.P.                   15,000          *               15,000                 0             0
AG Super Fund International
  Partners, L.P.                      15,000          *               15,000                 0             0
AG Long Term Super Fund, L.P.         15,000          *               15,000                 0             0
Bronnum, Dwight B.                     1,500          *                1,500                 0             0
Bury, Lance T.                         5,000          *                5,000                 0             0
Enigma Investments                     3,451          *                3,451                 0             0
Hathorn, P. Bradford                   5,000          *                5,000                 0             0
Hopkins, Robert L.                     1,500          *                1,500                 0             0
Kendrick Family Partnership L.P.      32,987          *               32,987                 0             0
Krusen, Charles                        8,496          *                8,496                 0             0
Swartz Family Partnership, L.P.       32,987          *               32,987                 0             0
Vector Securities International, Inc. 57,193          *               57,193                 0             0

____________________________
    *   Less than one percent

(1) Represents shares of Common Stock that may be acquired upon exercise of warrants.



                                    PLAN OF DISTRIBUTION

     The Company has been advised by each Selling Stockholder that the Selling Stockholder may sell its Shares from time to time in transactions on the OTC Bulletin Board in negotiated transactions, by writing options on the Shares or by a combination of these methods, at fixed prices that may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. The Selling Stockholders may effect these transactions by selling the Shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom the broker-dealer may act as an agent or to whom they may sell the Shares as a principal, or both. The compensation to a particular broker-dealer may be in excess of customary commissions.

     The Selling Stockholders and broker-dealers who act in connection with the sale of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and profits on any resale of the Shares as a principal may be deemed to be underwriting discounts and commissions under the Securities Act.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.

                                    EXPERTS

     The financial statements of Cortex Pharmaceuticals, Inc. at June 30, 2000 and 1999 and for each of the two years in the period ended June 30, 2000 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                      [This page intentionally left blank]

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                 Page
                                                                                                 ----
Report of Independent Auditors..................................................................  F-2

Balance Sheets - As of June 30, 2000 and 1999...................................................  F-3

Statements of Operations - For the the years ended June 30, 2000 and 1999.......................  F-4

Statements of Stockholders' Equity - For the period from
 June 30, 1998 through June 30, 2000............................................................  F-5

Statements of Cash Flows - For the years ended June 30, 2000 and 1999...........................  F-6

Notes to Financial Statements...................................................................  F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


The Stockholders and Board of Directors
Cortex Pharmaceuticals, Inc.

We have audited the accompanying balance sheets of Cortex Pharmaceuticals, Inc. (the "Company") as of June 30, 2000 and 1999, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cortex Pharmaceuticals, Inc. at June 30, 2000 and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.


                                    /s/ Ernst & Young LLP


San Diego, California
July 21, 2000,
except for Note 12, as to
which the date is
October 13, 2000


Cortex Pharmaceuticals, Inc.
Balance Sheets

                                                        June 30, 2000     June 30, 1999
---------------------------------------------------------------------------------------
Assets

Current assets:
 Cash and cash equivalents                              $   2,704,961     $     909,337
 Restricted cash                                              247,300                --
 Other current assets                                         103,802            60,977
                                                        -------------     -------------
    Total current assets                                    3,056,063           970,314

Furniture, equipment and leasehold improvements, net          398,570           531,970
Other                                                          33,407            46,737
                                                        -------------     -------------
                                                        $   3,488,040     $   1,549,021
                                                        =============     =============
Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
 Accounts payable                                       $     469,800     $     523,474
 Accrued dividends                                             25,988            23,513
 Accrued wages, salaries and related expenses                  89,551            67,497
 Unearned revenue                                             302,085            98,584
 Advance for Alzheimer's project                              247,300                --
 Current portion of note payable to Alkermes, Inc.                 --           999,282
                                                        -------------        ----------
    Total current liabilities                               1,134,724         1,712,350

Stockholders' equity (deficit):
 9% cumulative convertible preferred stock,
    $0.001 par value; $1.00 per share liquidation
    preference; shares authorized: 1,250,000;
    shares issued and outstanding: 27,500                      27,500            27,500
 Series B convertible preferred stock, $0.001
    par value; $0.6667 per share liquidation
    preference; shares authorized: 3,200,000;
    shares issued and outstanding: 37,500 (2000)
    and 75,000 (1999)                                          21,703            43,405
 Common stock, $0.001 par value; shares
    authorized: 30,000,000; shares issued and
    outstanding: 16,576,174 (2000) and
    15,519,382 (1999)                                          16,575            15,519
 Deferred compensation                                        (92,000)               --
 Additional paid-in capital                                41,637,793        38,811,100
 Accumulated deficit                                      (39,258,255)      (39,060,853)
                                                        -------------      ------------
    Total stockholders' equity (deficit)                    2,353,316          (163,329)
                                                        -------------      ------------
                                                        $   3,488,040      $  1,549,021
                                                        =============      ============

 See accompanying notes.

Cortex Pharmaceuticals, Inc.
Statements of Operations

                                                    Years ended June 30,
                                                ------------------------
                                                    2000            1999
------------------------------------------------------------------------
Revenues:

 Research and license revenue                   $ 5,369,488  $ 3,051,406
 Grant revenue                                      138,999      100,001
                                                -----------  -----------
   Total revenues                                 5,508,487    3,151,407
                                                -----------  -----------

Operating expenses:
 Research and development                         3,896,627    3,379,732
 General and administrative                       1,814,632    1,401,602
                                                -----------  -----------
   Total operating expenses                       5,711,259    4,781,334
                                                -----------  -----------
Loss from operations                               (202,772)  (1,629,927)
Interest income, net                                  5,370        8,477
                                                -----------  -----------
Net loss before preferred stock
   accretion and dividends                         (197,402)  (1,621,450)
                                                -----------  -----------
Preferred stock accretion and dividends:
 Accretion of and dividends on 9% Cumulative
   Convertible Preferred Stock                        2,475        2,475
                                                -----------  -----------
Net loss applicable to common stock             $  (199,877) $(1,623,925)
                                                ===========  ===========

Shares used in basic and diluted calculation     15,795,595   13,407,945
                                                ===========  ===========
Basic and diluted net loss per share            $     (0.01) $     (0.12)
                                                ===========  ===========

  See accompanying notes.

Cortex Pharmaceuticals, Inc.
STATEMENTS OF STOCKHOLDERS' EQUITY

                                                            9%     Series B
                                                   convertible  convertible            Additional
                                                     preferred    preferred   Common      paid-in       Deferred     Accumulated
                                                         stock        stock    stock      capital   compensation         deficit
----------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1998                                 $  35,000 $   86,810  $10,237  $36,276,202    $        --   $(37,439,403)

 Conversion of 7,500 shares of 9% preferred stock
    into 999 shares of common stock                       (7,500)        --       --        7,500             --             --
 Conversion of 75,000 shares of Series B preferred
     stock into 7,359 shares of common stock                  --    (43,405)       7       43,398             --             --
 Conversion of 250 shares of Series A preferred
     stock into 5,272,398 shares of common stock              --         --    5,273    2,455,177             --             --
 Adjustment of accrued dividends for conversion of
    9% preferred stock                                        --         --       --        5,737             --             --
 9% preferred stock dividends                                 --         --       --       (2,475)            --             --
 Issuance of compensatory stock options                       --         --       --       25,000             --             --
 Issuance of 1,500 shares of common stock
    upon exercise of stock options                            --         --        2          561             --             --
 Net loss and comprehensive loss                              --         --       --           --             --     (1,621,450)
                                                     ----------- ----------  -------  -----------    -----------   ------------
Balance, June 30, 1999                                    27,500     43,405   15,519   38,811,100             --    (39,060,853)

 Issuance of 496,459 shares of common stock
    upon exercise of warrants                                 --         --      496    1,501,844             --             --
 Issuance of 293,301 shares of common stock
     upon exercise of stock options                           --         --      303      113,049             --             --
 Issuance of 254,353 shares of common stock to
    Shire Pharmaceuticals Group, plc                          --         --      254      826,586             --             --
 Conversion of 37,500 shares of Series B preferred
       stock into 3,679 shares of common stock                --    (21,702)       3       21,699             --             --
 Issuance of warrants to purchase 200,000 shares
       of common stock                                        --         --       --      241,500             --             --
 Issuance of stock options to consultants                     --         --       --       92,000        (92,000)            --
 Extension of stock options previously granted
       to former Chairman of the Board                        --         --       --       32,490             --             --
 9% preferred stock dividends                                 --         --       --       (2,475)            --             --
 Net loss and comprehensive loss                              --         --       --           --             --       (197,402)
                                                     ----------- ----------  -------  -----------    -----------   ------------
Balance, June 30, 2000                                $   27,500  $  21,703  $16,575  $41,637,793    $   (92,000)  $(39,258,255)
                                                     =========== ==========  =======  ===========    ===========   ============

                                                                 Total
----------------------------------------------------------------------
Balance, June 30, 1998                                    $ (1,031,154)

 Conversion of 7,500 shares of 9% preferred stock
    into 999 shares of common stock                                 --
 Conversion of 75,000 shares of Series B preferred
     stock into 7,359 shares of common stock                        --
 Conversion of 250 shares of Series A preferred
     stock into 5,272,398 shares of common stock             2,460,450
 Adjustment of accrued dividends for conversion of
    9% preferred stock                                           5,737
 9% preferred stock dividends                                   (2,475)
 Issuance of compensatory stock options                         25,000
 Issuance of 1,500 shares of common stock
    upon exercise of stock options                                 563
 Net loss and comprehensive loss                            (1,621,450)
                                                        --------------
Balance, June 30, 1999                                        (163,329)

 Issuance of 496,459 shares of common stock
    upon exercise of warrants                                1,502,340
 Issuance of 293,301 shares of common stock
     upon exercise of stock options                            113,352
 Issuance of 254,353 shares of common stock to
    Shire Pharmaceuticals Group, plc                           826,840
 Conversion of 37,500 shares of Series B preferred
       stock into 3,679 shares of common stock                      --
 Issuance of warrants to purchase 200,000 shares
       of common stock                                         241,500
 Issuance of stock options to consultants                           --
 Extension of stock options previously granted
       to former Chairman of the Board                          32,490
 9% preferred stock dividends                                   (2,475)
 Net loss and comprehensive loss                              (197,402)
                                                        --------------
Balance, June 30, 2000                                    $  2,353,316
                                                        ==============

See accompanying notes.

Cortex Pharmaceuticals, Inc.
Statements of Cash Flows

                                                                           Years ended June 30,
                                                                       ----------------------------
                                                                            2000            1999
---------------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net loss                                                              $ (197,402)      $(1,621,450)
 Adjustments to reconcile net loss
  to net cash used in operating activities:
   Depreciation and amortization                                          172,764           197,662
   Changes in operating assets/liabilities:
     Accounts payable and accrued expenses                                171,881           219,033
     Other current assets                                                 (42,825)           10,589
   Stock option compensation expense                                       32,490                --
   Warrants issued for debt restructuring                                 241,500                --
    Changes in other assets and other liabilities                        (185,952)           53,145
                                                                       ----------       -----------
 Net cash provided by (used in) operating activities                      192,456        (1,141,021)
                                                                       ----------       -----------

Cash flows from investing activities:
 Purchase of fixed assets                                                 (39,364)          (74,213)
                                                                       ----------       -----------
 Net cash used in investing activities                                    (39,364)          (74,213)
                                                                       ----------       -----------

Cash flows from financing activities:
 Proceeds from issuance of common stock                                 2,442,532               563
 Principal payments on note payable to Alkermes, Inc.                    (800,000)               --
                                                                       ----------       -----------
 Net cash provided by financing activities                              1,642,532               563
                                                                       ----------       -----------

Increase (decrease) in cash and cash equivalents                        1,795,624        (1,214,671)
Cash and cash equivalents, beginning of period                            909,337         2,124,008
                                                                       ----------       -----------
Cash and cash equivalents, end of period                               $2,704,961       $   909,337
                                                                       ==========       ===========
Supplemental disclosure of cash flow information:
 Cash paid for interest                                                $  239,700       $        --


Supplemental schedule of non-cash investing and
 financing activities:
 Conversion of preferred stock to common stock                         $   21,702       $ 2,517,093
 Advance for Alzheimer's project                                          247,300                --

See accompanying notes.

Cortex Pharmaceuticals, Inc.
NOTES TO FINANCIAL STATEMENTS


Note 1 -- Business and Summary of Significant Accounting Policies

Business -- Cortex Pharmaceuticals, Inc. (the "Company") was formed to engage in the discovery, development and commercialization of innovative pharmaceuticals for the treatment of neurological and psychiatric disorders. Since its formation in 1987, the Company has been engaged in research and early clinical development activities. The Company previously reported its financial statements as a development stage company.

In January 1999, the Company entered into a research collaboration and exclusive worldwide license agreement with NV Organon ("Organon"), a subsidiary of Akzo Nobel (Note 5). The agreement will enable Organon to develop and commercialize the Company's Ampakine(R) technology for the treatment of schizophrenia and, at Organon's election, for the treatment of depression. In April 2000, the Company entered into an option agreement with Shire Pharmaceuticals Group, plc ("Shire") under which Shire will evaluate the use of the Company's Ampakine CX516 for the treatment of Attention Deficit Hyperactivity Disorder (Note 6). Subsequent to June 30, 2000, the Company entered into a research collaboration and exclusive license agreement with Les Laboratoires Servier ("Servier"). The agreement will enable Servier to develop and commercialize the Company's Ampakine technology for the treatment of memory impairment associated with aging and neurodegenerative diseases such as Alzheimer's disease (Note 12).

The Company is seeking collaborative or other arrangements with larger pharmaceutical companies, under which such companies would provide additional capital to the Company in exchange for exclusive or non-exclusive license or other rights to certain of the technologies and products the Company is developing. Competition for corporate partnering arrangements with major pharmaceutical companies is intense, with a large number of biopharmaceutical companies attempting to arrive at such arrangements. Accordingly, although the Company is presently engaged in discussion with candidate companies, there can be no assurance that an agreement will arise from these discussions in a timely manner, or at all, or that any agreement that may arise from these discussions will successfully reduce the Company's short or longer-term funding requirements.

Cash Equivalents -- The Company considers all highly liquid short-term investments with maturities of less than three months when acquired to be cash equivalents.

Concentrations of Credit Risk -- Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company limits its exposure to credit loss by investing its cash with high credit quality financial institutions.

Furniture, Equipment and Leasehold Improvements -- Furniture, equipment and leasehold improvements are recorded at cost and are being depreciated on a straight-line basis over the lesser of their estimated useful lives, ranging from five to ten years, or the life of the lease, as appropriate.

Long-Lived Assets -- In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," if indicators of impairment exist, the Company assesses the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through the undiscounted future operating cash flows. If impairment is indicated, the Company measures the amount of such impairment by comparing the carrying value of the asset to the present value of the expected future cash flows associated with the use of the asset. While the Company's historical operating cash flow losses are indicators of impairment, the Company believes that the future cash flows to be received from the long-lived assets will exceed the assets' carrying value. Accordingly, the Company has not recognized any impairment losses through June 30, 2000.

Net Loss per Share -- Net loss per share is computed based on the weighted average number of common shares outstanding and includes preferred stock dividends. Shares issuable upon conversion of preferred stock and upon exercise of outstanding stock options and warrants are not included since the effects would be anti-dilutive. For purposes of computing net loss per share, preferred stock dividends include dividends that actually accrued and 'imputed dividends' for preferred stock issued with a nondetachable beneficial conversion feature near the date of issuance. Imputed dividends represent the aggregate difference between conversion price and the fair market value of the common stock as of the date of issuance of the preferred stock, without regard to the actual date upon which the preferred stock may be converted.

Employee Stock Options -- The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB
25), in accounting for its employee stock options because the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), requires use of option valuation models that were not developed for use in valuing employee stock options. According to APB 25, no compensation expense is recognized since the exercise price of the Company's stock options generally equals the market price of the underlying stock on the date of grant.

In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB 25." The Company is required to adopt the Interpretation on July 1, 2000. The Interpretation requires that stock options that have been modified to reduce the exercise price be accounted for as variable. The Company has repriced stock options on December 22, 1998 and in accordance with generally accepted accounting principles accounts for the repriced stock options as fixed. As a result of adopting the Interpretation, the Company will be required to apply variable accounting for these options. Consequently, if the market price of the Company's stock increases, the Company will recognize additional compensation expense that it otherwise would not have incurred. However, the impact cannot be determined as it is dependent on the change in the market price of the stock from July 1, 2000 until the stock options are exercised, forfeited or expire unexercised.

Research and Development Costs -- All costs related to research and development activities are treated as expenses in the period incurred.

Revenue Recognition -- The Company recognizes research revenue from the collaboration with Organon (Note 5) as services are performed under the agreement. The Company records grant revenues as the expenses related to the grant projects are incurred. All amounts received under collaborative research agreements or research grants are non-refundable, regardless of the success of the underlying research. Revenues from the receipt of milestone payments are recognized upon achievement of the milestone event.

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, "Revenue Recognition" ("SAB 101"). SAB 101 provides the SEC Staff's views in applying generally accepted accounting principles to various revenue recognition issues and specifically addresses revenue recognition for upfront, non-refundable fees received in connection with research collaboration arrangements. It is the SEC's position that such fees should be generally recognized over the term of the agreement. Effective July 1, 2000, the Company will adopt SAB 101. Such adoption is not expected to have a material impact on the Company's historical financial statements.

Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts may differ from those estimates.

New Accounting Standards -- Effective July 1, 2001, the Company will adopt SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The adoption of SFAS No. 133 is not anticipated to have an impact on the Company's results of operations or financial condition, as the Company holds no derivative financial instruments and does not currently invest in derivative instruments or engage in hedging activities.

Note 2 -- Furniture, Equipment and Leasehold Improvements

Furniture, equipment and leasehold improvements consist of the following:

                                              June 30,
                                    -------------------------
                                        2000           1999
                                    -------------------------
        Laboratory equipment        $ 1,240,241   $ 1,216,266
        Leasehold improvements          623,176       622,036
        Furniture and equipment         115,909       112,129
        Computers and software          273,382       262,913
                                    -----------   -----------
                                      2,252,708     2,213,344
        Accumulated depreciation     (1,854,138)   (1,681,374)
                                    -----------   -----------
                                       $398,570   $   531,970
                                    ===========   ===========

Note 3 -- Redeemable Preferred Stock

Series A Convertible Preferred Stock ("Series A Preferred") originally consisted of 400 shares issued in a two-tranche private placement in June 1997. As of June 30, 1999, all outstanding shares of Series A Preferred had been converted into an aggregate of 6,105,276 shares of the Company's common stock at effective conversion prices ranging from $0.30 to $2.17 per share of common stock. Imputed dividends of $1,012,493 related to the private placement were recorded for the year ended June 30, 1997.

Note 4 -- Stockholders' Equity

Preferred Stock

The Company has authorized a total of 5,000,000 shares of preferred stock, par value $0.001 per share, of which 1,250,000 shares have been designated as 9% Cumulative Convertible Preferred Stock (non-voting, "9% Preferred"); 3,200,000 shares have been designated as Series B Convertible Preferred Stock (non-voting, "Series B Preferred"); 500 shares have been designated as Series D Convertible Preferred Stock (non-voting, "Series D Preferred"); 400 shares have been designated as Series A Convertible Preferred Stock (non-voting, "Series A Preferred"); and 549,100 shares are presently undesignated and may be issued with such rights and powers as the Board of Directors may designate.

The 9% Cumulative Convertible Preferred Stock as of June 30, 2000 and June 30, 1999 consisted of 27,500 shares of an original 1,250,000 shares of 9% Preferred issued in a 1988 private placement. Each share of 9% Preferred is convertible into approximately 0.1333 shares of common stock at an effective conversion price of $7.50 per share of common stock, subject to adjustment under certain circumstances, such as stock splits or stock dividends. Cash dividends on the 9% Preferred accrue semi-annually on June 15th and December 15th at the rate of $0.09 per share per annum. In order to conserve capital for operations, the Company has elected not to distribute the dividends that have accrued from June 15, 1990. Upon conversion of 9% Preferred, accrued and unpaid dividends are credited to additional paid-in capital. Accrued and unpaid dividends as of June 30, 2000 and June 30, 1999 were $25,988 and $23,513, respectively. The Company may redeem the 9% Preferred at any time at a price of $1.00 per share, an amount equal to its liquidation preference, upon not less than 30 nor more than 60 days' notice.

Series B Convertible Preferred Stock as of June 30, 2000 and June 30, 1999 consisted of 37,500 and 75,000 shares, respectively, of Series B Preferred issued in a May 1991 private placement. Each share of Series B Preferred is convertible into approximately 0.09812 shares of common stock at an effective conversion price of $6.795 per share of common stock, subject to adjustment under certain circumstances such as stock splits or stock dividends. The Series B Preferred may be redeemed by the Company at a price of $0.6667 per share, an amount equal to its liquidation preference, at any time upon 30 days' notice. The liquidation preference of the Series B Preferred is subordinate to that of the 9% Preferred.

Series C Convertible Preferred Stock originally consisted of 160 shares issued in a private placement in December 1995. As of June 30, 1997, all outstanding shares of Series C Preferred had been converted into 1,517,611 shares of common stock. The relative effective conversion prices ranged from $2.33 to $2.83 per share, as computed in accordance with a formula that was indexed to the average bid price of the Company's common shares.

Series D Convertible Preferred Stock originally consisted of 400 shares issued in a three-tranche private placement initiated in October 1996 and completed in February 1997. As of June 30, 1997, all outstanding shares of Series D Preferred had been converted into an aggregate of 1,433,437 shares of the Company's common stock. The effective conversion prices ranged from $2.06 to $3.35 per share, as computed in accordance with a formula that was indexed to the average bid price of the Company's common shares. During the year ended June 30, 1997, imputed dividends aggregating $879,672 were recorded in connection with the three tranches.

Common Stock and Common Stock Purchase Warrants

In connection with the December 1995 private placement of 160 shares of Series C Preferred Stock, the Company issued to the placement agent for the transaction a five-year non-redeemable warrant to purchase 106,195 shares of common stock at a price of $2.825 per share, subject to adjustment under certain circumstances. The warrants contain cashless exercise provisions and include piggyback registration rights. During the year ended June 30, 2000, warrants to purchase 15,274 shares were converted into 8,459 shares of common stock. Warrants to purchase 90,921 shares of common stock remained outstanding as of June 30, 2000.

In connection with the June 1997 private placement of 400 shares of Series A Preferred Stock, the Company issued to the eleven participating institutional investors four-year non-redeemable warrants to purchase an aggregate of 800,000 shares of common stock at a price of $3.08 per share, subject to adjustment under certain circumstances. During the year ended June 30, 2000, warrants to purchase 488,000 shares of Cortex common stock were exercised, resulting in proceeds of $1,502,000. As of June 30, 2000, warrants to purchase 312,000 shares of common stock remained outstanding.

In connection with the February 1998 restructuring of the note payable to Alkermes, Inc. (Note 7), the Company issued to Alkermes a five-year warrant to purchase 75,000 shares of common stock at an exercise price of $1.55 per share, representing the average of the high and low sale prices of Cortex common stock as of the date of the restructuring.

In connection with the July 1999 restructuring of the note payable to Alkermes, Inc. (Note 7), the Company issued to Alkermes a five-year warrant to purchase 100,000 shares of common stock at an exercise price of $1.07 per share. As part of the note payable restructuring, in December 1999 the Company issued to Alkermes a five-year warrant to purchase 50,000 shares of common stock at an exercise price of $0.76 per share. Because the note payable was extended beyond February 2000, the Company issued to Alkermes a final five-year warrant to purchase 50,000 shares of Cortex common stock at an exercise price of $3.02 per share. The exercise prices for all warrants issued to Alkermes during the year ended June 30, 2000 were derived from the fair market value of the Company's common stock. The Company recorded expense of $241,500 for the estimated fair value of the warrants issued during the year ended June 30, 2000.

As of June 30, 2000, the Company had reserved an aggregate of 3,667 shares of common stock for issuance upon conversion of the outstanding 9% Preferred Stock; 3,679 shares for issuance upon conversion of the Series B Preferred Stock; 735,114 shares for issuance upon exercise of warrants; 1,854,479 shares for issuance upon exercise of outstanding stock options; and 1,150,079 shares for issuance upon exercise of stock options available for future grant.

Stock Option and Stock Purchase Plans

Consultant Plan -- The Company's 1989 Special Nonqualified Stock Option and Stock Purchase Plan provided for the granting by the Company of options and rights to purchase up to an aggregate of 400,000 shares of the Company's authorized but unissued common stock (subject to adjustment under certain circumstances, such as stock splits, recapitalizations and reorganizations) to consultants to the Company. The exercise price of nonqualified stock options and the purchase price of stock offered under this plan, which terminated February 2, 1999, was at least 50% of the fair market value of the common stock on the date of grant. As of June 30, 2000, options to purchase an aggregate of 2,000 shares of common stock were outstanding under this plan.

1996 Stock Incentive Plan -- The 1996 Plan provides for the granting of options and rights to purchase up to an aggregate of 3,306,358 shares of the Company's authorized but unissued common stock (subject to adjustment under certain circumstances, such as stock splits, recapitalizations and reorganizations) to qualified employees, officers, directors, consultants and other service providers. No further options will be granted under the Company's earlier stock option and stock purchase plans. The exercise price of nonqualified stock options and the purchase price of stock offered under the 1996 Plan, which terminates October 25, 2006, must be at least 85% of the fair market value of the common stock of the date of grant. The exercise price of incentive stock options must be at least equal to the fair market value of the common stock on the date of grant. Each non-employee director (other than those who serve on the Board of Directors to oversee an investment in the Company) is automatically granted options to purchase 15,000 shares of common stock upon commencement of service as a director and additional options to purchase 6,000 shares of common stock on the date of each Annual Meeting of Stockholders. Non-employee directors who serve on the Board of Directors to oversee an investment in the Company receive options to purchase 7,500 shares of common stock upon commencement of service as a director and additional options to purchase 3,000 shares of common stock on the date of each Annual Meeting of Stockholders. These nonqualified options have an exercise price equal to 100% of the fair market value of the common stock on the date of grant, have a ten-year term and vest in equal increments of 33 1/3% on the anniversary dates of the dates of grant. As of June 30, 2000, options to purchase an aggregate of 1,852,479 shares of common stock were outstanding under the 1996 Plan, and an additional 1,150,078 shares of common stock were reserved for future option grants.

As of June 30, 2000, options to purchase an aggregate of 811,994 shares of common stock were exercisable under the Company's stock option plans. During the years ended June 30, 2000 and 1999 no options to purchase shares of common stock were issued with exercise prices below the fair market value of the common stock on the dates of grant.

Stock option transactions under the Company's stock option plans for each of the two years in the period ended June 30, 2000 are summarized below:


                                                        Weighted average
                                              Number      exercise price
                                           of shares           per share
                                          -------------------------------
        Outstanding as of June 30, 1998       994,646     $      3.90
           Granted                          1,545,896            0.45
           Exercised                           (1,500)           0.38
           Forfeited                       (1,096,246)           3.63
                                           ----------
        Outstanding as of June 30, 1999     1,442,796     $      0.42
           Granted                            787,665            1.68
           Exercised                         (302,301)           0.38
           Forfeited                          (73,681)           0.77
                                           ----------
        Outstanding as of June 30, 2000     1,854,479     $      0.95
                                           ==========
        Available for future grant          1,150,078
                                           ==========

Pro-Forma Information -- The Company has elected to continue accounting for its employee stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, because the exercise price of the Company's employee stock options is equal to the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Pro forma information regarding net loss and net loss per share is required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), and has been determined as if the Company had accounted for its employee stock plans under the fair value method. The fair value was estimated at the date of grant using the Black-Scholes option pricing model and the following assumptions for the years ended June 30, 2000 and 1999, respectively: weighted average risk-free interest rates of 6.4% and 5.5%; dividend yields of 0%; volatility factors of the expected market price of the Company's common stock of 144% and 186%; and a weighted average life of 3.7 years and 3.0 years. The estimated weighted average fair value of options granted during the years ended June 30, 2000 and 1999 was $1.43 and $0.40, respectively.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective assumptions can materially affect the fair value estimate, in management's opinion the existing models do not provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized as expense over the vesting period of the options, resulting in the following pro forma information for the years ended June 30, 2000 and 1999:

                                                      June 30,
                                                 2000         1999
                                               ---------------------
        Pro forma net loss before preferred
          stock accretion and dividends        $547,237   $1,895,558
        Pro forma net loss applicable to
          common stock                          549,712    1,898,033
        Pro forma net loss per share           $  (0.03)  $    (0.14)

The results above are not necessarily indicative of the effects of SFAS 123 on reported net income or loss for future periods as these amounts reflect the related expense for only two years of stock option vesting.

Information regarding stock options outstanding at June 30, 2000 is as follows:

                                     Options Outstanding                          Options Exercisable
                  ----------------------------------------------------   ----------------------------------

                                            Weighted
                            Number           average          Weighted             Number          Weighted
       Range of        outstanding         remaining           average        exercisable           average
exercise prices   at June 30, 2000  contractual life    exercise price   at June 30, 2000    exercise price
-----------------------------------------------------------------------------------------------------------
$   0.34 - 0.47            872,133         7.0 years     $        0.40            577,834      $       0.39
    0.50 - 6.97            982,346         9.3 years              1.44            234,160              0.64
                  ----------------                                       ----------------
                         1,854,479                                                811,994
                  ================                                       ================


Note 5 -- Research and License Agreement with NV Organon

In January 1999, the Company entered into a research collaboration and exclusive worldwide license agreement with NV Organon, a pharmaceutical business unit of Akzo Nobel (The Netherlands). The agreement will enable Organon to develop and commercialize the Company's proprietary Ampakine technology for the treatment of schizophrenia and, upon Organon's election, for the treatment of depression.

In connection with the agreement with Organon, during the year ended June 30, 1999, the Company received an up-front payment of $2,000,000 and research support payments of $1,150,000. During the fiscal year ended June 30, 2000, the Company received further support of $3,443,000 and a milestone payment of $2,000,000, which was triggered when Organon selected a compound to pursue in Phase I clinical testing. The agreement includes research support payments of up to $3,000,000 per research year for two years (subject to Cortex providing agreed-upon levels of research), milestone payments, plus royalty payments on worldwide sales. Subsequent to June 30, 2000, Cortex received $735,000 of additional research support from the agreement. The remaining research support payment is expected to approximate $550,000.


Note 6 -- Option Agreement with Shire Pharmaceuticals Group, plc

In April 2000, the Company entered into an option agreement with Shire Pharmaceuticals Group, plc ("Shire") under which Shire will evaluate the use of the Company's Ampakine CX516 for the treatment of Attention Deficit Hyperactivity Disorder ("ADHD"). Under the terms of the agreement, Shire will undertake a double-blind, placebo-controlled evaluation of CX516 in ADHD patients. In exchange for the option, Cortex received $130,000 and issued 254,353 shares of common stock to Shire for $870,000. In addition, Shire will be responsible for all costs associated with the clinical trial.

If the study proves effective, Shire has the right to convert its option into an exclusive worldwide license for the Ampakines for ADHD under a development and licensing agreement. Should Shire elect to execute this agreement, Shire will bear all future developmental costs. Cortex would receive an upfront fee, milestone payments based on successful clinical and commercial development, research support for additional Ampakines and royalties on sales.


Note 7 -- Note Payable to Alkermes, Inc.

In January 1992, the Company entered into an agreement with Alkermes, Inc. ("Alkermes") for the development, clinical testing and commercialization of the Company's calpain inhibitor products (the "Alkermes Agreement"). In connection with the Alkermes Agreement, the Company granted Alkermes an exclusive worldwide license to commercialize calpain inhibitor products for the prevention and treatment of neurodegenerative diseases and disorders of the central and peripheral nervous systems. The Company received an aggregate of $3,600,000 in research payments under the Alkermes Agreement during the fiscal years ended June 30, 1992 and 1993.

In November 1993, Alkermes filed an action alleging that the Company had breached the Alkermes Agreement by developing calpain inhibitors for cerebral vasospasm. In October 1995, the Company and Alkermes agreed to a settlement of the dispute. Alkermes agreed to dismiss its action against the Company and to relinquish all rights previously granted them by the Company, as well as rights to related technologies developed by Alkermes. In connection with the settlement, the Company issued to Alkermes a $1,000,000 three-year promissory note accruing interest semi-annually at the federal funds rate. The Company also committed to pay Alkermes a graduated royalty on calpain inhibitor development proceeds, as defined and subject to certain limitations.

In February 1998, the terms of the note were restructured to include a principal payment of $200,000 upon signing of the new agreement. The balance of the note and accrued interest was payable in October 1999 or upon the consummation of a corporate partnership between Cortex and a larger pharmaceutical company, whichever was earlier. In connection with the restructuring agreement, the Company issued to Alkermes a five-year warrant to purchase 75,000 shares of common stock at an exercise price of $1.55 per share, representing the average of the high and low sale prices of Cortex common stock as of the date of the restructuring. With the signing of the license agreement with NV Organon (Note 5), the note and accrued interest became due and payable.

In July 1999, Alkermes agreed to restructure the terms of the note to include a principal and interest payment of $250,000 and monthly payments of $50,000 from August 1999 through January 2000. The balance of the note and accrued interest was due February 28, 2000. Interest on the unpaid balance accrued at a 1% to 3% premium to the prime lending rate, based upon the date of payment. In connection with this restructuring agreement, the Company issued to Alkermes a five-year warrant to purchase 100,000 shares of common stock at an exercise price of $1.07 per share. Because the balance of principal and interest was not paid by December 31, 1999, in accordance with the restructured terms, Cortex issued to Alkermes another five-year warrant to purchase 50,000 shares of common stock. The exercise price for this warrant is $0.76 per share.

As agreed upon earlier, when the note was extended beyond February 28, 2000, the Company issued to Alkermes a final five-year warrant to purchase 50,000 shares of Cortex common stock at an exercise price of $3.02 per share. For all warrants issued during the year ended June 30, 2000, the exercise prices were derived from the fair market value of the Company's common stock for the 30-trading days preceding the date of issuance. The Company recorded expense of $241,500 for the estimated fair value of the warrants issued during the year ended June 30, 2000.

In March 2000, using the proceeds from the exercise of non-related warrants to purchase shares of Cortex common stock, the Company paid Alkermes the remaining balance of principal and accrued interest. The exercised warrants were previously issued to investors in connection with the Company's June 1997 private placement of Series A preferred stock.

Note 8 -- Advance from the Institute for the Study of Aging

In June 2000, the Company received $247,300 from the Institute for the Study of Aging (the "Institute") to fund testing of the Company's Ampakine CX516 in patients with mild cognitive impairment ("MCI"). Patients with MCI represent the earliest clinically-defined group with memory impairment beyond that expected for normal individuals of the same age and education, but such patients do not meet the clinical criteria for Alzheimer's disease. The Institute is a non-profit foundation based in New York City and dedicated to the improvement in quality of life for the elderly.

As the funding from the Institute must be used solely for the planned clinical trials in MCI patients, Cortex has recorded the amounts received as restricted cash in the Company's balance sheet. Provided that Cortex complies with the conditions of the funding agreement, including the restricted use of the amounts received, repayment of the advance shall be forgiven unless Cortex enters an Ampakine into Phase III clinical trials for Alzheimer's disease. Upon such potential clinical trials, repayment would include interest computed at a rate equal to one-half of the prime lending rate. In lieu of cash, in the event of repayment the Institute may elect to receive the outstanding principal balance and any accrued interest thereon as shares of Cortex common stock. The conversion price for such form of repayment shall initially equal $4.50 per share, subject to adjustment under certain circumstances.

Note 9 -- Commitments

The Company leases its offices and research laboratories under an operating lease that expires May 31, 2004. Rent expense under this lease for the years ended June 30, 2000 and 1999 was $269,000 and $260,000, respectively. Commitments under the lease for the years ending June 30, 2001, 2002, 2003 and 2004 are $262,000, $274,000, $358,000 and $343,000, respectively.

As of June 30, 2000, the Company was obligated to an executive officer under an employment agreement expiring in May 2003. The agreement involves annual salary payments aggregating $255,000 and provides for bonuses under certain circumstances. Additionally, in the event that the Company commercializes a compound developed by or under the supervision of one of its senior scientific employees, the Company may be obligated to pay the employee a royalty based on net sales, as defined and subject to adjustment, of products containing the compound. As of June 30, 2000, commitments under scientific consulting and external research agreements for the years ending June 30, 2001, 2002, 2003, 2004 and 2005 aggregated $554,000, $346,000, $227,000, $58,000 and $58,000.

The Company has entered agreements with an academic institution that provide the Company exclusive rights to certain of the technologies that the Company is developing. Under the terms of the agreements, the Company is committed to royalty payments. These payments include minimum annual royalties of $85,000 for the year ending June 30, 2001 and for each year thereafter for the remaining life of the patents covering the subject technologies. The agreements also commit the Company to pay up to an additional $875,000 upon achieving certain clinical testing and regulatory approval milestones, as well as a portion of certain remuneration received by the Company in connection with sublicensing agreements that the Company may enter into.

Note 10 -- Related Party Transactions

During the years ended June 30, 2000 and 1999, the Company paid or accrued scientific and other consulting fees to stockholders aggregating $82,250 and $78,417, respectively. Under certain circumstances, the Company is obligated to make royalty payments to certain of its scientific consultants, some of whom are stockholders, and to one employee, upon successful commercialization of certain of its products by the Company or its licensees.

In connection with its services as placement agent in the 1993 private placement of 2,750,000 shares of common stock, Vector Securities International, Inc. ("Vector") was paid a fee of $1,096,800 and was issued a five-year non-redeemable warrant to purchase 274,200 shares of the Company's common stock at $9.375 per share. In connection with Vector's assistance in reaching the settlement with Alkermes (Note 7), this warrant was canceled and reissued as a new warrant to purchase 363,113 shares of the Company's common stock at $3.47 per share, as adjusted and subject to further adjustment, at any time through January 15, 2000. The value of this new warrant was computed utilizing the Black-Scholes option pricing model. This warrant expired unexercised.

As consideration for its agreement to provide financial advisory services, as amended and extended in November 1994, Vector was paid a retainer of $50,000 and was issued a six-year non-redeemable warrant to purchase 57,193 shares of the Company's common stock at $3.06 per share, subject to adjustment under certain circumstances. Warrants to purchase 8,169 shares of the Company's common stock vested immediately, and warrants to purchase 24,512 shares of the Company's common stock vest upon the consummation of each strategic alliance when and as secured by Vector.

Note 11 -- Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under the liability method, deferred taxes are determined based on differences between the financial statement and tax bases of assets and liabilities using enacted tax rates. As of June 30, 2000, the Company had federal and California tax net operating loss carryforwards of approximately $35,147,000 and $5,987,000, respectively. The difference between the federal and California tax loss carryforwards is primarily attributable to the capitalization of research and development expenses for California franchise tax purposes and the fifty percent limitation on California loss carryforwards. The California tax loss carryforwards will continue to expire in 2000 (approximately $806,000 expired in 1999), while the federal carryforwards begin expiring in 2004. The Company also has federal and California research and development tax credit carryforwards totaling $1,281,000 and $510,000, respectively, which will begin to expire in 2004.

Utilization of the net operating loss and tax credit carryforwards from the tax years ended on or before June 30, 1992 is subject to an annual limitation of approximately $1,500,000, due to ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. If there should be future changes of ownership, these annual limitations for utilization of net operating loss and tax credit carryforwards may become more restrictive. Pursuant to Internal Revenue Code Sections 382 and 383, use of the Company's net operating loss carryforwards may be limited if a cumulative change in ownership of more than 50% occurs within any three-year period since the last ownership change.

Significant components of the Company's deferred tax assets as of June 30, 2000 and June 30, 1999 are shown below. The valuation allowance related to deferred tax assets is $15,896,000 and $15,629,000 for the years ended June 30, 2000 and 1999, respectively. The increase in the valuation allowance for the year ended June 30, 2000 of $267,000 is due principally to the increase in deferred tax assets resulting from the increase in tax net operating loss carryforwards.

Deferred tax assets:

                                                                June 30,
                                                          2000           1999
                                                     ---------------------------
      Net operating loss carryforwards               $ 12,646,000   $ 12,299,000
      Capital loss carryforwards                           22,000         22,000
      Research and development credits                  1,613,000      1,436,000
      Capitalized research and development costs        1,325,000      1,309,000
      Settlement with Alkermes, Inc.                           --        407,000
      Depreciation                                        115,000         88,000
      Other-net                                           175,000         68,000
                                                     ------------   ------------
      Net deferred tax assets                          15,896,000     15,629,000
                                                     ------------   ------------
      Valuation allowance for deferred tax assets     (15,896,000)   (15,629,000)
                                                     ------------   ------------
      Total deferred tax assets                      $         --   $         --
                                                     ============   ============

Note 12 -- Research and License Agreement with Les Laboratoires Servier

In October 2000, the Company entered into a research collaboration and exclusive license agreement with Les Laboratoires Servier. The agreement will enable Servier to develop and commercialize Cortex's proprietary Ampakine technology for the treatment of declines in cognitive performance associated with aging and neurodegenerative diseases. The indications covered include, but are not limited to, Alzheimer's disease, Mild Cognitive Impairment, sexual dysfunction, multiple sclerosis and Lou Gehrig's disease. The territory covered by the exclusive license excludes North America, allowing Cortex to retain commercialization rights in its domestic market. The territory covered by the agreement also excludes South America (except Argentina, Brazil and Venezuela), Australia and New Zealand. The agreement includes an up-front payment by Servier of $5,000,000, research support payments of up to $2,025,000 per year for three years (subject to Cortex providing agreed-upon levels of research) and milestone payments, plus royalty payments on sales in licensed territories.

No person has been authorized in connection with the offering made hereby to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute any offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                               TABLE OF CONTENTS

                                                                                     Page
Prospectus Summary................................................................     3
Risk Factors......................................................................     6
Use of Proceeds...................................................................    11
Price Range of Common Stock.......................................................    11
Dividend Policy...................................................................    11
Capitalization....................................................................    12
Selected Financial Data...........................................................    13
Management's Discussion and Analysis of Financial Condition and Results
 of Operations....................................................................    14
Business..........................................................................    18
Management........................................................................    28
Certain Transactions..............................................................    34
Principal Stockholders............................................................    35
Description of Securities.........................................................    36
Selling Stockholders..............................................................    39
Plan of Distribution..............................................................    39
Legal Matters.....................................................................    40
Experts...........................................................................    40
Index to Financial Statements.....................................................   F-1
Report of Independent Auditors....................................................   F-2
Financial Statements..............................................................   F-3


                               460,114 SHARES


                           CORTEX PHARMACEUTICALS,
                                     INC.

                                COMMON STOCK



                             ---------------------
                                  PROSPECTUS
                             ---------------------




                                   __, 2000

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law makes provision for the indemnification of officers and directors in terms sufficiently broad as to include indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The Restated Certificate of Incorporation of the Company provides that the Company shall indemnify officers and directors to the fullest extent permitted by statute.

     In addition, as permitted by Section 102(b)(7) of the Delaware Corporation Law, the Restated Certificate of Incorporation of the Company provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of the director's fiduciary duty of care. However, as provided by Delaware law, such limitation of liability will not act to limit liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for any acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) arising under the provision of the Delaware General Corporation Law relating to unlawful distributions, or (iv) for any transaction from which the director derived an improper benefit.

     The Company has entered into indemnification agreements with each of its directors and its officers, which provide for the indemnification of directors and the officers of the Company against any and all expenses, judgements, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law.

Item 25. Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses of this offering (excluding commissions), none of which expenses are being paid by the security holders. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

                                                                Amount
                                                               -------
     SEC Registration Fee                                      $ 4,095
     Accounting Fees and Expenses                               27,500
     Legal Fees and Expenses                                    30,000
     Miscellaneous                                              25,000
                                                               -------
                                                               $86,595
                                                               =======

Item 26. Recent Sales of Unregistered Securities

     The following consists of information relating to unregistered securities sold by the Company during the past three years.

  1. In February 1998, the Company issued a warrant to purchase 75,000 shares of Common Stock to Alkermes, Inc. in connection with the restructuring of a promissory note.

  2. In July 1999, the Company issued a warrant to purchase 100,000 shares of Common Stock to Alkermes, Inc. in connection with the restructuring of a promissory note.

  3. In December 1999, the Company issued a warrant to purchase 50,000 shares of Common Stock to Alkermes, Inc. in connection with the restructuring of a promissory note.

  4. In February 2000, the Company issued a warrant to purchase 50,000 shares of Common Stock to Alkermes, Inc., in connection the restructuring of a promissory note.

  5. Between February and March 2000, the Company issued an aggregate of 488,000 shares of Common Stock to five accredited investors on exercise of privately placed warrants originally issued in June 1997. Aggregate proceeds from such exercises were $1,502,000.

  6. In April 2000, in connection with an option to license the Cortex Ampakine technology, the Company issued 254,353 shares of Common Stock to Shire Pharmaceuticals Group, plc in exchange for $870,000.


     The foregoing sales of securities described above were made in reliance upon the exemption from the registration provisions of the Securities Act of 1933 set forth in Section 4(2) thereof as transactions by an issuer not involving any public offering. The Company has reason to believe that all of the foregoing purchasers were familiar with or had access to information concerning the operations and financial condition of the Company, and each of the purchasers acquiring securities in exchange for cash consideration represented that it was acquiring the shares for investment and not with a view to the distribution thereof. At the time of issuance, all of the foregoing shares of Common Stock were deemed to be restricted securities for purposes of the Securities Act of 1933 and the certificates representing such securities bear legends to that effect.

 Item 27. Exhibits

Exhibit
Number    Description
--------------------------------------------------------------------------------

  3.1 Restated Certificate of Incorporation dated April 11, 1989, as amended by Certificate of Amendment on June 27, 1989, by Certificate of Designation filed April 29, 1991, by Certificate of Correction filed May 1, 1991, by Certificate of Amendment of Certificate of Designation filed June 13, 1991, by Certificate of Amendment of Certificate of Incorporation filed November 12, 1992, by Certificate of Amendment of Restated Certificate of Incorporation filed January 11, 1995, by Certificate of Designation filed December 8, 1995, by Certificate of Designation filed October 15, 1996, by Certificate of Designation filed June 4, 1997, and by Certificate of Designation filed December 21, 1998.
  3.2 By-Laws of the Company, as adopted March 4, 1987, and amended through October 8, 1996, incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-KSB filed October 15, 1996.
  5.1 Opinion of Stradling, Yocca, Carlson & Rauth, a Professional Corporation, Counsel to the Registrant, incorporated by reference to the same numbered Exhibit to the Company's Registration Statement on Form SB-2, Number 333-29493, filed June 18, 1997.
 10.2 Consulting Agreement, dated October 30, 1987, between the Company and Carl W. Cotman, Ph.D. *
 10.3 Consulting Agreement, dated as October 30, 1987, between the Company and Gary S. Lynch, Ph.D. *
 10.9     1989 Special Nonqualified Stock Option and Stock Purchase Plan. *
 10.19 License Agreement dated March 27, 1991 between the Company and the Regents of the University of California, incorporated by reference to
          Exhibit 10.19 of the Company's Amendment on Form 8 filed November 27, 1991 to the Company's Annual Report on Form 10-K filed September 30, 1991. (Portions of this Exhibit are omitted and were filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934).

Exhibit
Number    Description
--------------------------------------------------------------------------------

 10.31 License Agreement dated June 25, 1993 between the Company and the Regents of the University of California, incorporated by reference to the Company's Amendment of Annual Report on Form 10-KSB/A filed November 26, 1993. (Portions of this Exhibit are omitted and were filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934).
 10.42 Amendment to 1989 Special Nonqualified Stock Option and Stock Purchase Plan adopted December 13, 1993, incorporated by reference to Exhibit
          4.8 of the Company's Registration Statement on Form S-8 filed January 28, 1994.
 10.44 Lease Agreement, dated January 31, 1994, for the Company's facilities in Irvine, California, incorporated by reference to Exhibit 10.44 of the Company's Quarterly Report on Form 10-QSB filed May 16, 1994.
 10.46 Amendment to 1989 Special Nonqualified Stock Option and Stock Purchase Plan adopted December 1994, incorporated by reference to Exhibit 4.9 of the Company's Registration Statement on Form S-8 filed February 8, 1995.
 10.48 Amendment to the Non-Employee Director Formula Grant Plan, adopted December 15, 1994, incorporated by reference to the same numbered Exhibit to the Company's Annual Report on Form 10-KSB filed October 13, 1995.
 10.49 Settlement Agreement between the Company and Alkermes, Inc., dated October 5, 1995, incorporated by reference to the same numbered Exhibit to the Company's Annual Report on Form 10-KSB filed October 13, 1995. (Portions of this Exhibit are omitted and were filed separately with the Secretary of the Commission pursuant to the Company's Application requesting confidential treatment under Rule 406 of the Securities Act of 1933).
 10.51 Warrant dated December 8, 1995, to purchase 106,195 shares issued to Swartz Investments, Inc., incorporated by reference to Exhibit 4.3 of the Company's Current Report on Form 8-K filed December 22, 1995.
 10.53 Warrant dated November 29, 1994, to purchase 35,000 shares issued to Vector Securities International, Inc., incorporated by reference to the same numbered Exhibit to the Company's Pre- Effective Amendment No. 1 to Post Effective Amendment No. 2 to Registration Statement on Form SB-2, No. 33-71894, filed January 26, 1996.
 10.56 Employment Agreement dated May 15, 1996, between the Company and Vincent F. Simmon, Ph.D., incorporated by reference to the same numbered Exhibit to the Company's Current Report on Form 8-K filed June 4, 1996.
 10.58 Amendment to 1989 Special Nonqualified Stock Option and Stock Purchase Plan adopted December 12, 1995, incorporated by reference to Exhibit
          4.10 of the Company's Registration Statement on Form S-8 filed September 13, 1996.
 10.60 1996 Stock Incentive Plan, incorporated by reference to the same numbered Exhibit to the Company's Quarterly Report on Form 10-QSB filed November 12, 1996.
 10.62 Form of Warrant issued to each purchaser of Series A Preferred Stock, incorporated by reference to the same numbered Exhibit to the Company's Registration Statement on Form SB-2, No. 333-29493, filed June 18, 1997.

Exhibit
Number    Description
--------------------------------------------------------------------------------

 10.63 Registration Rights Agreement with holders of Series A Preferred Stock, incorporated by reference to the same numbered Exhibit to the Company's Registration Statement on Form SB-2, No. 333-29493, filed June 18, 1997.
 10.64 Research and Collaboration and License Agreement between the Company and N.V. Organon, dated January 13, 1999, incorporated by reference to
          Exhibit 10.64 of the Company's quarterly report on Form 10-QSB as filed on February 16, 1999. (Portions of this Exhibit were omitted and filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.)
 10.65 Amendment No. 1 to the Lease Agreement for the Company's facilities in Irvine, California, dated February 1, 1999 incorporated by reference to the same numbered Exhibit to the Company's Annual Report on Form 10-KSB filed September 28, 1999.
 10.66 Option Agreement between the Company and Shire Pharmaceuticals Group, plc dated April 20, 2000, incorporated by reference to Exhibit 10.66 of the Company's quarterly report on Form 10-QSB as filed on May 12, 2000. (Portions of this Exhibit were omitted and filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 24b-2 of the Securities Act of 1934.)
  21 Subsidiaries of the Registrant, incorporated by reference to the same numbered Exhibit to the Company's Registration Statement on Form SB-2, No. 333-29493, filed June 18, 1997.
 23.1 Consent of Stradling, Yocca, Carlson & Rauth, a Professional Corporation (included in the Opinion filed as Exhibit 5.1).
 23.2     Consent of Ernst & Young LLP, independent auditors.
  24      Power of Attorney (included on Signature page).
  27      Financial Data Schedule.
_______________________


   * Incorporated by reference to the same numbered exhibit of the Company's Registration Statement on Form S-1, No. 33-28284, effective on July 18, 1989.

Item 28. Undertakings

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     For purposes of determining any liability under the Securities Act, the Registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective; and will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 27th day of October, 2000.

                                  CORTEX PHARMACEUTICALS, INC.


                                  By:    /s/ Vincent F. Simmon, Ph.D.
                                     ------------------------------------------
                                         Vincent F. Simmon, Ph.D.
                                         President and Chief Executive Officer

     We, the undersigned directors officers of Cortex Pharmaceuticals, Inc., do hereby constitute and appoint Vincent F. Simmon, Ph.D. and Maria S. Messinger, acting singly, as our true and lawful attorney and agent, to do any and all acts and things in our name and behalf in our capacities as directors and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and attorney to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereto or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that the said attorney and agent shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature             Title                                 Date
         ---------             -----                                 ----


            *                  Chairman of the Board            October 27, 2000
 ---------------------------
     Robert F. Allnutt         and Director


            *                  Director                         October 27, 2000
 ---------------------------
     Charles J. Casamento


            *                  Director                         October 27, 2000
 ---------------------------
     Carl W. Cotman, Ph.D.


            *                  Director                         October 27, 2000
 ---------------------------
     Michael G. Grey


     /s/ Maria S. Messinger    Vice President, Chief            October 27, 2000
 ---------------------------
      Maria S. Messinger       Financial Officer and Secretary

  /s/ Vincent F. Simmon, Ph.D.   President and Chief            October 27, 2000
------------------------------
   Vincent F. Simmon, Ph.D.      Executive Officer, Director
 (Principal Executive Officer)


              *                  Director                       October 27, 2000
 -----------------------------
  Davis L. Temple, Jr., Ph.D.



 /s/ Vincent F. Simmon, Ph.D.
------------------------------
  * Vincent F. Simmon, Ph.D.,
       Attorney-in-fact

 Exhibit
 Number      Description
--------------------------------------------------------------------------------

   3.1 Restated Certificate of Incorporation dated April 11, 1989, as amended by Certificate of Amendment on June 27, 1989, by Certificate of Designation filed April 29, 1991, by Certificate of Correction filed May 1, 1991, by Certificate of Amendment of Certificate of Designation filed June 13, 1991, by Certificate of Amendment of Certificate of Incorporation filed November 12, 1992, by Certificate of Amendment of Restated Certificate of Incorporation filed January 11, 1995, by Certificate of Designation filed December 8, 1995, by Certificate of Designation filed October 15, 1996, by Certificate of Designation filed June 4, 1997, and by Certificate of Designation filed December 21, 1998.
   3.2 By-Laws of the Company, as adopted March 4, 1987, and amended through October 8, 1996, incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-KSB filed October 15, 1996.
   5.1 Opinion of Stradling, Yocca, Carlson & Rauth, a Professional Corporation, Counsel to the Registrant, incorporated by reference to the same numbered Exhibit to the Company's Registration Statement on Form SB-2, Number 333-29493, filed June 18, 1997.
  10.2 Consulting Agreement, dated October 30, 1987, between the Company and Carl W. Cotman, Ph.D.*
  10.3 Consulting Agreement, dated as October 30, 1987, between the Company and Gary S. Lynch, Ph.D.*
  10.9       1989 Special Nonqualified Stock Option and Stock Purchase Plan.*
  10.19 License Agreement dated March 27, 1991 between the Company and the Regents of the University of California, incorporated by reference to Exhibit 10.19 of the Company's Amendment on Form 8 filed November 27, 1991 to the Company's Annual Report on Form 10-K filed September 30, 1991. (Portions of this Exhibit are omitted and were filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934).
  10.31 License Agreement dated June 25, 1993 between the Company and the Regents of the University of California, incorporated by reference to the Company's Amendment of Annual Report on Form 10-KSB/A filed November 26, 1993. (Portions of this Exhibit are omitted and were filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934).
  10.42 Amendment to 1989 Special Nonqualified Stock Option and Stock Purchase Plan adopted December 13, 1993, incorporated by reference to Exhibit 4.8 of the Company's Registration Statement on Form S-8 filed January 28, 1994.
  10.44 Lease Agreement, dated January 31, 1994, for the Company's facilities in Irvine, California, incorporated by reference to
             Exhibit 10.44 of the Company's Quarterly Report on Form 10-QSB filed May 16, 1994.
  10.46 Amendment to 1989 Special Nonqualified Stock Option and Stock Purchase Plan adopted December 1994, incorporated by reference to
             Exhibit 4.9 of the Company's Registration Statement on Form S-8 filed February 8, 1995.
  10.48 Amendment to the Non-Employee Director Formula Grant Plan, adopted December 15, 1994, incorporated by reference to the same numbered Exhibit to the Company's Annual Report on Form 10-KSB filed October 13, 1995.*

                                     EXH-1

 Exhibit
 Number      Description
--------------------------------------------------------------------------------

  10.49      Settlement Agreement between the Company and Alkermes, Inc., dated
             October 5, 1995, incorporated by reference to the same numbered
             Exhibit to the Company's Annual Report on Form 10-KSB filed October
             13, 1995. (Portions of this Exhibit are omitted and were filed separately with the Secretary of the Commission pursuant to the
             Company's Application requesting confidential treatment under Rule
             406 of the Securities Act of 1933).
  10.51      Warrant dated December 8, 1995, to purchase 106,195 shares issued to Swartz Investments, Inc., incorporated by reference to Exhibit
             4.3 of the Company's Current Report on Form 8-K filed December 22,
             1995.
  10.53      Warrant dated November 29, 1994, to purchase 35,000 shares issued to Vector Securities International, Inc., incorporated by reference to the same numbered Exhibit to the Company's Pre-Effective
             Amendment No. 1 to Post Effective Amendment No. 2 to Registration
             Statement on Form SB-2, No. 33-71894, filed January 26, 1996.
  10.56      Employment Agreement dated May 15, 1996, between the Company and
             Vincent F. Simmon, Ph.D., incorporated by reference to the same numbered Exhibit to the Company's Current Report on Form 8-K filed
             June 4, 1996.
  10.58      Amendment to 1989 Special Nonqualified Stock Option and Stock
             Purchase Plan adopted December 12, 1995, incorporated by reference to Exhibit 4.10 of the Company's Registration Statement on Form S-8
             filed September 13, 1996.
  10.60      1996 Stock Incentive Plan, incorporated by reference to the same numbered Exhibit to the Company's Quarterly Report on Form 10-QSB
             filed November 12, 1996.
  10.62      Form of Warrant issued to each purchaser of Series A Preferred
             Stock, incorporated by reference to the same numbered Exhibit to the Company's Registration Statement on Form SB-2, No. 333-29493,
             filed June 18, 1997.
  10.63      Registration Rights Agreement with holders of Series A Preferred
             Stock, incorporated by reference to the same numbered Exhibit to the Company's Registration Statement on Form SB-2, No. 333-29493,
             filed June 18, 1997.
  10.64      Research and Collaboration and License Agreement between the
             Company and N.V. Organon, dated January 13, 1999, incorporated by reference to Exhibit 10.64 of the Company's quarterly report on
             Form 10-QSB as filed on February 16, 1999. (Portions of this
             Exhibit were omitted and filed separately with the Secretary of the
             Commission pursuant to the Company's application requesting confidential treatment under Rule 24b-2 of the Securities Exchange
             Act of 1934.)
  10.65      Amendment No. 1 to the Lease Agreement for the Company's facilities in Irvine, California, dated February 1, 1999 incorporated by reference to the same numbered Exhibit to the Company's Annual
             Report on Form 10-KSB filed September 28, 1999.
  10.66      Option Agreement between the Company and Shire Pharmaceuticals
             Group, plc dated April 20, 2000, incorporated by reference to
             Exhibit 10.66 of the Company's quarterly report on Form 10-QSB as filed on May 12, 2000. (Portions of this Exhibit were omitted and filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under
             Rule 24b-2 of the Securities Act of 1934.)
    21       Subsidiaries of the Registrant, incorporated by reference to the same numbered Exhibit to the Company's Registration Statement on
             Form SB-2, No. 333-29493, filed June 18, 1997.
   23.1      Consent of Stradling, Yocca, Carlson & Rauth, a Professional
             Corporation (included in the Opinion filed as Exhibit 5.1).
   23.2      Consent of Ernst & Young LLP, independent auditors.
    24       Power of Attorney (included on Signature page).
    27       Financial Data Schedule.

______________________
* Incorporated by reference to the same numbered exhibit of the Company's Registration Statement on Form S-1, No. 33-28284, effective on July 18, 1989.

                                     EXH-2